  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 1995

                                                  REGISTRATION NO. 33-58599
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------

                      E. I. DU PONT DE NEMOURS AND COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                DELAWARE                               51-0014090
    (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)
                              1007 MARKET STREET,
                           WILMINGTON, DELAWARE 19898
                                 (302) 774-1000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             CHARLES L. HENRY

                            1007 MARKET STREET

                        WILMINGTON, DELAWARE 19898
                                 (302) 774-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
         HOWARD J. RUDGE, ESQ.                    JOHN W. WHITE, ESQ.
  E. I. DU PONT DE NEMOURS AND COMPANY          CRAVATH, SWAINE & MOORE
           1007 MARKET STREET              WORLDWIDE PLAZA, 825 EIGHTH AVENUE
       WILMINGTON, DELAWARE 19898               NEW YORK, NEW YORK 10019

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

  This registration statement contains two forms of prospectus, one of which is to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus"), and the other of which is to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except for the front and back cover pages, the inside front cover pages, the text under the captions "Underwriting" and "Subscription and Sale" in the U.S. Prospectus and the International Prospectus, respectively, the text under the caption "Notice to Canadian Investors" in the U.S. Prospectus and certain cross-references relating to such sections. The form of the U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from those in the U.S. Prospectus. Each of the pages for the International Prospectus included herein is labeled "I-." Final forms of such prospectuses will be filed with the Securities and Exchange Commission pursuant to Rule 424(b), if necessary.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 17, 1995

                               17,000,000 Shares

                      E. I. du Pont de Nemours and Company

                                  Common Stock
                                ($.60 par value)

                                   --------

Of the 17,000,000 shares being offered, 13,600,000 shares initially are being offered in the United States and Canada (the "U.S. Shares") by the U.S. Underwriters (the "U.S. Offering") and 3,400,000 shares initially are being concurrently offered outside the United States and Canada (the "International Shares") by the Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The offering price and underwriting discounts and commissions of the U.S. Offering and the International Offering are identical. On April 12, 1995, the reported last sale price of the Common Stock on the New York Stock Exchange Composite Tape was $61 7/8 per share.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          Underwriting
                                              Price to    Discounts and  Proceeds to
                                               Public      Commissions   Company (1)
                                            ------------- ------------- -------------
Per Share..................................      $             $             $
Total (2)..................................     $             $             $

(1) Before deduction of expenses payable by the Company, estimated at $903,000.

(2) The Company has granted the U.S. Underwriters and the Managers an option, exercisable by CS First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 2,550,000 additional shares to cover over-allotments of shares. If the option is exercised in full, the
    total Price to Public will be $   , Underwriting Discounts and Commissions
    will be $   , and Proceeds to Company will be $   . See "Underwriting".

                                   --------

                               Global Coordinator
                                CS First Boston
                                   --------

  The U.S. Shares are offered by the several U.S. Underwriters when, as and if issued by the Company, delivered to and accepted by the U.S. Underwriters and subject to their right to reject orders in whole or in part. It is expected that the U.S. Shares will be ready for delivery on or about May , 1995.

CS First Boston
                              Merrill Lynch & Co.
                                                            Morgan Stanley & Co.
                                                               Incorporated

                   The date of this Prospectus is    , 1995.

  IN CONNECTION WITH THE OFFERINGS, CS FIRST BOSTON CORPORATION ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THE OFFERINGS, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK OF THE COMPANY PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                             AVAILABLE INFORMATION

  E. I. du Pont de Nemours and Company ("DuPont" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained from the Public Reference Section of the Commission at prescribed rates at the principal offices of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the New York Stock Exchange (Symbol: DD), and reports and information concerning the Company can be inspected at such exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Act") with respect to the shares of Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:
(i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, including the 1995 Proxy Statement for the Annual Meeting of Shareholders dated March 17, 1995, as amended by the Proxy Supplement dated April 13, 1995;
(ii) the Company's Current Reports on Form 8-K dated April 7, 1995 (as amended) and January 25, 1995; and (iii) the Company's Registration of Common Stock on Form 8-A.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the Offerings shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Capital Markets, DuPont Finance, E. I. du Pont de Nemours and Company, 1007 Market Street, Wilmington, Delaware 19898, or telephone (302) 774-1000.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information (including financial information and the notes thereto) included elsewhere in this Prospectus or incorporated herein by reference.

                                  THE COMPANY

  DuPont is the largest United States chemical producer and one of the leading chemical producers worldwide. The Company conducts fully integrated petroleum operations primarily through its wholly owned subsidiary Conoco Inc. ("Conoco"). Conoco and other subsidiaries and affiliates of DuPont conduct exploration, production, mining, manufacturing or selling activities, and some are distributors of products manufactured by the Company.

  The Company operates globally through approximately twenty strategic business units and is organized for financial reporting purposes into five principal industry segments--Chemicals, Fibers, Polymers, Petroleum and Diversified Businesses. Within the strategic business units approximately 85 businesses manufacture and sell a wide range of products to many different markets, including the energy, transportation, textile, construction, automotive, agricultural, printing, health care, packaging and electronics markets. The Company and its subsidiaries have operations in about 70 nations worldwide and, as a result, about 47% of consolidated sales are derived from sales outside the United States, based on the location of the corporate unit making the sale. Total worldwide employment at year-end 1994 was about 107,000 people.

                 REDEMPTION OF DUPONT COMMON STOCK FROM SEAGRAM

  On April 6, 1995, the Company acquired 156 million shares of its Common Stock beneficially owned by The Seagram Company Ltd. ("Seagram") for $56.25 per share (the "Seagram Redemption"). The consideration for the acquired shares consisted of (i) $1 billion in cash, (ii) 90-day promissory notes of the Company in an aggregate principal amount of approximately $7.3 billion and (iii) warrants of the Company valued at approximately $440 million exercisable for 156 million shares of the Company's Common Stock.

                                 THE OFFERINGS

Common Stock Offered(1):
 U.S. Offering.....................  13,600,000 shares
 International Offering............   3,400,000 shares
                                    -----------
  Total............................  17,000,000 shares
Common Stock Outstanding(1):
 Before the Offerings (at April 12,
  1995)............................ 526,429,534 shares
 After the Offerings(1)............ 543,429,534 shares
Use of Proceeds.................... The net proceeds of the Offerings will be used for the repayment of a portion of the
                                    short-term indebtedness incurred by the
                                    Company in connection with the Seagram
                                    Redemption. See "Redemption of DuPont
                                    Common Stock from Seagram" and "Use of
                                    Proceeds".
New York Stock Exchange Symbol..... DD

- --------
(1) Does not include up to 2,550,000 shares of Common Stock subject to the over-allotment option granted by the Company to the U.S. Underwriters and the Managers.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                           YEAR ENDED DECEMBER 31,
                                   -------------------------------------------
                                   1994(1)   1993     1992     1991     1990
                                   -------  -------  -------  -------  -------
                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                                 AND RATIOS)
CONSOLIDATED STATEMENT OF OPERA-
 TIONS DATA:
 Sales............................ $39,333  $37,098  $37,799  $38,695  $40,047
 Selling, General and
  Administrative Expenses.........   2,888    3,081    3,553    3,576    3,718
 Gain From Sale of an Interest in
  Coal Business...................      --       --       --     (391)      --
 Restructuring....................    (142)   1,621      475      828       --
 Write-Down of Intangible Assets..      --      214       --       --       --
 Operating Profit.................   4,439    1,450    2,212    3,383    4,837
 Interest and Debt Expense........     559      594      643      752      773
 Earnings Before Income Taxes.....   4,382      958    1,811    2,818    4,154
 Income Before Extraordinary Item
  and Transition Effect of
  Accounting Changes..............   2,727      566      975    1,403    2,310
 Extraordinary Charge from Early
  Extinguishment of Debt..........      --      (11)     (69)      --       --
 Transition Effect of Changes in
  Accounting Principles(2)........      --       --   (4,833)      --       --
                                   -------  -------  -------  -------  -------
 Net Income (Loss)................ $ 2,727  $   555  $(3,927) $ 1,403  $ 2,310
                                   =======  =======  =======  =======  =======
 Income Before Extraordinary Item
  and Transition Effect of
  Accounting Changes Per Share of
  Common Stock.................... $  4.00  $   .83  $  1.43  $  2.08  $  3.40
                                   =======  =======  =======  =======  =======
 Net Income (Loss) Per Share of
  Common Stock.................... $  4.00  $   .81  $ (5.85) $  2.08  $  3.40
                                   =======  =======  =======  =======  =======
CONSOLIDATED BALANCE SHEET DATA
 (AT PERIOD END):
 Working Capital.................. $ 3,543  $ 1,460  $ 2,002  $ 3,381  $ 2,210
 Total Assets.....................  36,892   37,053   38,870   36,559   38,128
 Borrowings and Capital Lease
  Obligations.....................   7,668    9,327   10,992    8,297    9,591
 Stockholders' Equity.............  12,822   11,230   11,765   16,739   16,418
OTHER DATA:
 Cash Provided by Operations...... $ 5,664  $ 5,380  $ 4,388  $ 5,461  $ 5,146
 Capital Expenditures.............   3,241    3,725    4,524    5,246    5,513
 Depreciation, Depletion and
  Amortization....................   2,976    2,833    2,655    2,640    2,625
 Research and Development Expense.   1,047    1,132    1,277    1,298    1,428
 Total Debt as Percent of Total
  Capitalization..................      37%      45%      48%      33%      37%
 Fixed Charge Coverage Ratio......     6.1x     2.0x     2.7x     3.5x     4.7x
 Dividends Per Common Share....... $  1.82  $  1.76  $  1.74  $  1.68  $  1.62
 Average Number of Shares
  Outstanding.....................     680      677      673      671      676

- --------

(1) On a pro forma basis, if the Seagram Redemption had occurred: (i) at January 1, 1994 (assuming that the related indebtedness had been outstanding throughout 1994), Interest and Debt Expense would have been $994, Earnings Before Income Taxes would have been $3,907, Net Income would have been $2,352, Net Income Per Share of Common Stock would have been $4.47 (on the basis of 524 average outstanding shares) and the Fixed Charge Coverage Ratio would have been 4.0x; and (ii) at December 31, 1994, Borrowings and Capital Lease Obligations would have been $15,004, Stockholders' Equity would have been $4,471, and Total Debt as Percent of Total Capitalization would have been 76%. On a pro forma basis, if the Seagram Redemption and the Offerings had occurred at January 1, 1994 (assuming that the related indebtedness had been outstanding throughout 1994 and that the U.S. Underwriters' and the Managers' over-allotment option had not been exercised and net of estimated expenses), the Net Income Per Share of Common Stock would have been $4.42.
(2) In 1992, DuPont adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes." The Company recorded charges to net income of $3,788 and $1,045, respectively, as of January 1, 1992 for the effects of transition to these two standards.

                                  THE COMPANY

  DuPont is the largest United States chemical producer and one of the leading chemical producers worldwide. The Company conducts fully integrated petroleum operations primarily through its wholly owned subsidiary Conoco and, in 1993, ranked eighth in the worldwide production of petroleum liquids by U.S.-based companies, ninth in the production of natural gas, and seventh in refining capacity. Conoco and other subsidiaries and affiliates of DuPont conduct exploration, production, mining, manufacturing or selling activities, and some are distributors of products manufactured by the Company.

  The Company operates globally through approximately twenty strategic business units. Within the strategic business units approximately 85 businesses manufacture and sell a wide range of products to many different markets, including the energy, transportation, textile, construction, automotive, agricultural, printing, health care, packaging and electronics markets. The Company and its subsidiaries have operations in about 70 nations worldwide and, as a result, about 47% of consolidated sales are derived from sales outside the United States, based on the location of the corporate unit making the sale. Total worldwide employment at year-end 1994 was about 107,000 people.

  The Company is organized for financial reporting purposes into five principal industry segments--Chemicals, Fibers, Polymers, Petroleum, and Diversified Businesses.

  Chemicals. In 1994, Chemicals generated $3.8 billion in sales (9.6% of the Company's total sales) and $386 million of after tax operating income ("ATOI") (12.4% of the Company's total ATOI). Chemicals manufactures a wide range of commodity and specialty products including titanium dioxide, fluorochemicals and polymer intermediates used in the paper, plastics, chemical processing, refrigeration, textile and environmental management industries. The Company is the world's leading producer of titanium dioxide, which is used in paper, paint and plastic. Fluorochemicals produces the broadest range of alternatives to chlorofluorocarbons, including refrigerants, foam expansion agents, propellants and cleaning agents. Specialty Chemicals includes specialty chemicals and materials and environmental services, more than 60 percent of the sales of which comes from industrial chemicals such as ammonia, cyanide and peroxygen products.

  Fibers. In 1994, Fibers generated $6.8 billion in sales (17.2% of the Company's total sales) and $701 million of ATOI (22.6% of the Company's total
ATOI). A diversified mix of specialty fibers is produced to serve end uses including protective apparel, active sportswear, packaging and high-strength composites in aerospace. High-volume fibers are produced for apparel and home fabrics, carpeting and industrial applications and sold directly to the textile and other industries for processing into products used in consumer and industrial markets. Fibers includes the Company's "Lycra" spandex, nylon, "Dacron" polyester, "Nomex" heat-resistant and "Kevlar" high-strength aramid fibers businesses.

  Polymers. In 1994, Polymers generated $6.3 billion in sales (16.1% of the Company's total sales) and $717 million of ATOI (23.1% of the Company's total
ATOI). Engineering polymers, elastomers, "Teflon" and other fluoropolymers, ethylene polymers, finishes and performance films are produced to serve industries including packaging, construction, chemical processing, electrical, paper, textiles and transportation. This group also includes the automotive businesses, which are engaged in the manufacturing and marketing of more than 100 DuPont product lines used by the automotive industry, and "Corian" building products.

  Petroleum. In 1994, Petroleum generated $16.8 billion in sales (42.7% of the Company's total sales) and $680 million of ATOI (21.9% of the Company's total
ATOI). Petroleum operations are carried out through Conoco and range from exploration for crude oil and natural gas to the marketing of finished products. The upstream part of the business finds, develops and produces oil and gas and processes natural gas to recover higher-value liquids that are sold separately. The downstream part of the business refines crude oil and other feedstocks to produce high-quality fuels, lubricants and other products that are sold to customers primarily in the United States and Europe, and more recently in the Asia Pacific region. The downstream business also produces intermediates for use as chemical feedstocks and a wide range of specialty products such as petroleum coke and lubricating oils for commercial and industrial customers worldwide. Conoco's retail operations include over 2,400 service stations in 13 countries.

  Diversified Businesses. In 1994, Diversified Businesses generated $5.7 billion in sales (14.4% of the Company's total sales) and $623 million of ATOI (20.0% of the Company's total ATOI). Diversified Businesses include the following strategic business units: Agricultural Products, Electronic Materials, Films, Medical Products and Printing and Publishing. Agricultural Products include herbicides and other products developed for specific agricultural applications. Electronic Materials is involved with a consortium that will design and develop high-definition television, photomasks used in the production of semi-conductor devices, printed circuit materials and photo imagable coverlay for flexible circuit board manufacture. Films produces polyester film and audio/video film. Medical Products offers diagnostic imaging systems, blood chemistry analyzers and centrifuge and detection products for life science research and also includes the Company's 50 percent interest in The DuPont Merck Pharmaceutical Company. Printing and Publishing sells proofing, packaging and graphic arts products. The Diversified Businesses segment also includes the Company's 50% interest in CONSOL Energy Inc., a coal operations joint venture.

  E. I. du Pont de Nemours and Company was founded in 1802 and was incorporated in Delaware in 1915. Its principal executive offices are located at 1007 Market Street, Wilmington, Delaware 19898, and its telephone number is (302) 774-1000.

                 REDEMPTION OF DUPONT COMMON STOCK FROM SEAGRAM

  On April 6, 1995, the Company acquired 156 million shares of its Common Stock beneficially owned by Seagram for $56.25 per share. The consideration for the acquired shares consisted of (i) $1 billion in cash, (ii) 90-day promissory notes of the Company in an aggregate principal amount of approximately $7.3 billion and (iii) warrants of the Company valued at approximately $440 million exercisable for 156 million shares of the Company's Common Stock. Seagram continues to hold approximately 8.2 million shares, or 1.6% of the shares outstanding following the transaction.

  The notes issued to Seagram bear interest at market rates, are prepayable at any time without penalty and have covenants and events of default substantially identical to the Company's publicly held debt securities.

  The warrants issued to Seagram expire on October 6, 1997, October 6, 1998 and October 6, 1999 with respect to 48 million shares at $89.33 per share, 54 million shares at $101.14 per share and 54 million shares at $113.63 per share, respectively. In general, as long as the warrants are held by Seagram, the warrants are exercisable only during the 60-day periods immediately preceding their respective expiration dates. However, the warrants would become exercisable sooner in connection with certain significant corporate events. The warrants are not transferable until May 15, 1996. Following such date, the Company would have the right to buy the warrants from Seagram before Seagram would be permitted to transfer the warrants to a third party. Any warrants that are transferred to non-affiliates of Seagram would be exercisable at any time prior to their expiration. The warrants contain standard anti-dilution adjustments. In addition, the exercise price and number of shares subject to the warrants may be adjusted as a result of the Offerings.

  In connection with the Seagram Redemption, the Company and Seagram terminated their 1986 agreement and entered into a new agreement relating to their future relationship. The new agreement has a term of 15 years, but may be terminated sooner under certain circumstances. The new agreement contains a variety of "standstill" restrictions applicable to Seagram which, among other things, prohibit Seagram from acquiring shares of Common Stock, except upon exercise of the warrants and a negligible number of additional shares. The new agreement also provides that, if Seagram exercises the warrants, Seagram would have the right to designate representatives to the Company's board of directors (although a smaller percentage than under the 1986 agreement). In addition, the new agreement provides that Seagram will vote its shares of Common Stock (including any shares issued upon exercise of the warrants) proportionately with other stockholders, except that Seagram may vote its shares in its discretion on the occurrence of certain significant corporate events.

  Effective as of the closing of the Seagram Redemption, Seagram's representatives on the Company's board of directors (Edgar M. Bronfman, Charles
R. Bronfman, Edgar Bronfman, Jr. and John L. Weinberg) resigned from such positions.

  Agreements with respect to the Seagram Redemption have been filed as exhibits to the Company's Current Report on Form 8-K dated April 7, 1995 (as amended) which is incorporated herein by reference.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offerings are estimated to be approximately $1,024 million (or approximately $1,178 million if the over-allotment option granted to the U.S. Underwriters and Managers is exercised in full) after deduction of underwriting discounts and estimated offering expenses based on an assumed public offering price of $62 per share, the closing price of DuPont Common Stock on April 11, 1995. Such net proceeds will be used for the repayment of a portion of the short-term indebtedness incurred in connection with the Seagram Redemption on April 6, 1995. The interest rate of such indebtedness was 6.19% at April 7, 1995. See "Redemption of DuPont Common Stock from Seagram".

  The Company currently expects that the long-term funding for the Seagram Redemption will include: (i) cash flow from operations and selective sales of assets; (ii) up to $1.5 billion from a Flexitrust program (the "Flexitrust Program") that will effect the sale or distribution of additional newly issued shares of DuPont Common Stock over the next several years, provided that such sale or distribution will begin no sooner than 60 days after closing of the Offerings, to satisfy existing employee compensation and benefit programs; and
(iii) up to $2.0 billion from public and private offerings of equity securities, including the Offerings. Such offerings may also include the Company's anticipated offer to sell up to $500 million of Common Stock to the DuPont Pension Trust Fund. It is unknown whether the DuPont Pension Trust Fund will accept any such offer or the price and other terms of any such transaction.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The Common Stock is traded on the New York Stock Exchange under the symbol DD. The table below sets forth the high and low closing prices of the Common Stock as reported on the New York Stock Exchange Composite Tape as reported in The Wall Street Journal and quarterly cash dividends declared per share of Common Stock during the periods indicated. For a recent closing price of the Common Stock, see the cover page of this Prospectus.

                                                          PRICE RANGE    CASH
                                                         ------------- DIVIDENDS
                                                          LOW    HIGH  DECLARED
                                                         ------ ------ ---------
1993
First Quarter ended March 31, 1993...................... $44.50 $50.00   $0.44
Second Quarter ended June 30, 1993......................  46.50  53.88    0.44
Third Quarter ended September 30, 1993..................  45.88  49.63    0.44
Fourth Quarter ended December 31, 1993..................  44.50  50.50    0.44
1994
First Quarter ended March 31, 1994......................  48.25  59.88    0.44
Second Quarter ended June 30, 1994......................  51.50  62.38    0.44
Third Quarter ended September 30, 1994..................  56.88  61.38    0.47
Fourth Quarter ended December 31, 1994..................  50.75  60.50    0.47
1995
First Quarter ended March 31, 1995......................  53.13  61.00    0.47
Second Quarter (through April 12, 1995).................  61.00  64.75     --

  The dividend for the second quarter of 1995 is expected to be considered at the board of directors meeting to be held on April 26, 1995. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Company's board of directors. As of April 7, 1995, there were 171,478 holders of record of the Common Stock.

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at December 31, 1994, (i) as adjusted for the Seagram Redemption and (ii) as adjusted to reflect the Seagram Redemption, the Offerings and the Flexitrust Program, assuming that the U.S. Underwriters' and the Managers' over-allotment option is not exercised and net of estimated expenses. This table should be read in conjunction with the consolidated financial statements and related notes thereto. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Events" for a discussion of possible future sales or distributions of equity securities not reflected in this Capitalization table.

                                            DECEMBER 31, 1994
                             ---------------------------------------------------
                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                          AS ADJUSTED FOR THE
                                        AS ADJUSTED FOR   SEAGRAM REDEMPTION,
                                          THE SEAGRAM    THE OFFERINGS AND THE
                             ACTUAL      REDEMPTION(1)  FLEXITRUST PROGRAM(2)(6)
                             -------    --------------- ------------------------
Short-Term Borrowings and
 Capital Lease Obligations.  $ 1,292        $ 1,292             $ 1,292
Notes Payable(3)...........      --           7,336               6,312
Long-Term Borrowings and
 Capital Lease Obligations.    6,376          6,376               6,376
                             -------        -------             -------
  Total Indebtedness.......    7,668         15,004              13,980
                             -------        -------             -------
Minority Interests.........      197            197                 197
                             -------        -------             -------
Shareholders' Equity:(4)
 Preferred Stock...........      237            237                 237
 Common Stock..............      408(5)         408                 433
 Additional Paid-In Capi-
  tal......................    4,771          5,210               7,709
 Retained Earnings.........    7,406          7,406               7,406
 Treasury Stock............      --          (8,790)             (8,790)
 Unearned Compensation.....      --             --               (1,500)
                             -------        -------             -------
  Total Shareholders' Equi-
   ty......................   12,822          4,471               5,495
                             -------        -------             -------
Total Capitalization.......  $20,687        $19,672             $19,672
                             =======        =======             =======

- --------
(1) In connection with the Seagram Redemption the Company issued warrants to purchase 156 million shares of Common Stock. For a description of the warrants see "Redemption of DuPont Common Stock from Seagram".

(2) Assumes a public offering price of $62 per share, the closing price of DuPont Common Stock on April 11, 1995.
(3) Represents 90-day notes issued to Seagram in connection with the Seagram Redemption. The Company expects to redeem the notes prior to maturity from the proceeds of commercial paper and other short-term borrowings.
(4) Should be read in conjunction with "Consolidated Statement of Stockholders' Equity" on page F-5 and related Notes.

(5) See Note 23 to the Financial Statements for a discussion of shares of Common Stock available for issuance pursuant to employee compensation plans.

(6) Reflects the issuance of $1.5 billion of Common Stock under the Flexitrust Program, which is reflected in the line-items "Common Stock" and "Additional Paid-In Capital". Because no shares of Common Stock have been distributed or sold under the Flexitrust Program, the amount of "Unearned Compensation" is equal to the value ascribed to the Common Stock contributed. The shares issued to the Flexitrust Program will be reflected in calculations of Net Income Per Share of Common Stock, and Unearned Compensation will be reduced, when such shares are distributed or sold.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                           YEAR ENDED DECEMBER 31,
                                   -------------------------------------------
                                   1994(1)   1993     1992     1991     1990
                                   -------  -------  -------  -------  -------
                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                                 AND RATIOS)
CONSOLIDATED STATEMENT OF OPERA-
 TIONS DATA:
 Sales............................ $39,333  $37,098  $37,799  $38,695  $40,047
 Selling, General and
  Administrative Expenses.........   2,888    3,081    3,553    3,576    3,718
 Gain From Sale of an Interest in
  Coal Business...................      --       --       --     (391)      --
 Restructuring....................    (142)   1,621      475      828       --
 Write-Down of Intangible Assets..      --      214       --       --       --
 Operating Profit.................   4,439    1,450    2,212    3,383    4,837
 Interest and Debt Expense........     559      594      643      752      773
 Earnings Before Income Taxes.....   4,382      958    1,811    2,818    4,154
 Income Before Extraordinary Item
  and Transition Effect of
  Accounting Changes..............   2,727      566      975    1,403    2,310
 Extraordinary Charge from Early
  Extinguishment of Debt..........      --      (11)     (69)      --       --
 Transition Effect of Changes in
  Accounting Principles(2)........      --       --   (4,833)      --       --
                                   -------  -------  -------  -------  -------
 Net Income (Loss)................ $ 2,727  $   555  $(3,927) $ 1,403  $ 2,310
                                   =======  =======  =======  =======  =======
 Income Before Extraordinary Item
  and Transition Effect of
  Accounting Changes Per Share of
  Common Stock.................... $  4.00  $   .83  $  1.43  $  2.08  $  3.40
                                   =======  =======  =======  =======  =======
 Net Income (Loss) Per Share of
  Common Stock.................... $  4.00  $   .81  $ (5.85) $  2.08  $  3.40
                                   =======  =======  =======  =======  =======
CONSOLIDATED BALANCE SHEET DATA
 (AT PERIOD END):
 Working Capital.................. $ 3,543  $ 1,460  $ 2,002  $ 3,381  $ 2,210
 Total Assets.....................  36,892   37,053   38,870   36,559   38,128
 Borrowings and Capital Lease
  Obligations.....................   7,668    9,327   10,992    8,297    9,591
 Stockholders' Equity.............  12,822   11,230   11,765   16,739   16,418
OTHER DATA:
 Cash Provided by Operations...... $ 5,664  $ 5,380  $ 4,388  $ 5,461  $ 5,146
 Capital Expenditures.............   3,241    3,725    4,524    5,246    5,513
 Depreciation, Depletion and
  Amortization....................   2,976    2,833    2,655    2,640    2,625
 Research and Development Expense.   1,047    1,132    1,277    1,298    1,428
 Total Debt as Percent of Total
  Capitalization..................      37%      45%      48%      33%      37%
 Fixed Charge Coverage Ratio......     6.1x     2.0x     2.7x     3.5x     4.7x
 Dividends Per Common Share....... $  1.82  $  1.76  $  1.74  $  1.68  $  1.62
 Average Number of Shares
  Outstanding.....................     680      677      673      671      676

- --------

(1) On a pro forma basis, if the Seagram Redemption had occurred: (i) at January 1, 1994 (assuming that the related indebtedness had been outstanding throughout 1994), Interest and Debt Expense would have been $994, Earnings Before Income Taxes would have been $3,907, Net Income would have been $2,352, Net Income Per Share of Common Stock would have been $4.47 (on the basis of 524 average outstanding shares) and the Fixed Charge Coverage Ratio would have been 4.0x; and (ii) at December 31, 1994, Borrowings and Capital Lease Obligations would have been $15,004, Stockholders' Equity would have been $4,471 and Total Debt as Percent of Total Capitalization would have been 76%. On a pro forma basis, if the Seagram Redemption and the Offerings had occurred on January 1, 1994 (assuming that the related indebtedness had been outstanding throughout 1994 and that the U.S. Underwriters' and the Managers' over-allotment option had not been exercised and net of estimated expenses), the Net Income Per Share of Common Stock would have been $4.42.
(2) In 1992, DuPont adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes." The Company recorded charges to net income of $3,788 and $1,045, respectively, as of January 1, 1992 for the effects of transition to these two standards.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ANALYSIS OF OPERATIONS

 Sales

  Sales in 1994 were $39.3 billion, up 6 percent from 1993. Petroleum segment sales increased 7 percent, while the combined chemicals and specialties segments of Chemicals, Fibers, Polymers and Diversified Businesses were up 6 percent. The chemicals and specialties segments sales increase was 8 percent after adjusting for businesses acquired and divested, reflecting 9 percent higher sales volume, with improvements in every region. Europe was particularly strong, with sales volume up 14 percent, reflecting the economic recovery in that region. Selling prices, while trending upward in 1994, still averaged 1 percent below average 1993 levels. Full-year currency effect on 1994 average prices versus 1993 was negligible.

  Sales in 1993 were $37.1 billion, 2 percent below 1992, reflecting 2 percent reductions for the combined chemicals and specialties segments and for the petroleum segment. Lower sales were principally due to lower prices, largely the result of adverse exchange effects from a stronger dollar, partly offset by higher volume.

 Earnings

  Net income in 1994 was $2,727 million, or $4.00 per share, compared to $555 million, or $.81 per share, in 1993. Results in 1993 included nonrecurring items--principally for restructuring, write-down of intangible assets, product liability charges, asset sales and benefits from tax law changes--which totaled a net charge of $1.65 per share. For similar nonrecurring items in 1994, the total net charge was $.07 per share. Excluding these charges from both years, 1994 net income was $2,775 million, or $4.07 per share, versus $1,677 million, or $2.46 per share, in 1993, up 65 percent. This increase principally reflects improvements in the chemicals and specialties segments from higher sales volume, lower fixed costs and a slightly lower tax rate. The coal business improved, reflecting a full year of normal operations, as compared to prior year results, which had been adversely affected by United Mine Workers strikes. Petroleum segment earnings were lower, principally reflecting reduced downstream worldwide refined product margins and the adverse impact of refinery downtime, partly offset by better results in upstream operations.

  Net income in 1993 was $555 million, or $.81 per share, compared with a loss of $3,927 million, or $(5.85) per share, in 1992. Excluding tax benefits in 1993, nonrecurring and extraordinary items from both years and one-time charges in 1992 for the adoption of new accounting standards, 1993 earnings were $1,677 million, or $2.46 per share, 25 percent higher than the $1,341 million, or $1.98 per share, earned in 1992. The improvement principally resulted from higher petroleum segment earnings from lower costs and increased production outside the United States, partly offset by lower coal results, which were impaired by strikes.

 Taxes

  Income tax expense totaled $1,655 million for 1994, $392 million for 1993 and $836 million for 1992. Effective income tax rate (EITR) was 37.8%, 40.9% and 46.2% for each of these years, respectively. Over the last three years, the Company's EITR exceeded the U.S. statutory rate of 35 percent in 1994 and 1993 and 34 percent in 1992, principally because of the higher tax rates associated with petroleum production operations outside the United States. The 1994 EITR decreased about 3 percentage points from the prior year, reflecting a lower EITR for the chemicals and specialties segments and a lower proportion of higher-taxed petroleum earnings to total Company earnings. The decrease in the 1993 EITR versus 1992 reflected a lower effective tax rate in Petroleum operations and a $265 million tax benefit, principally arising from U.K. Petroleum Revenue Tax law revisions, partly offset by an increased proportion of higher-taxed petroleum earnings.

  The Company paid total taxes of $7.5 billion in 1994, compared to $6.4 billion in 1993 and $6.6 billion in 1992. 1994 total tax payments were higher than 1993, reflecting higher taxes on income and higher gas and oil excise taxes. Tax payments in 1993 were less than 1992, reflecting lower income taxes.

 Restructuring

  In 1993, restructuring was aimed at improving competitiveness in global markets and focus on the customer. This included plans to eliminate approximately 10,900 positions worldwide and to reduce large internal business sectors in favor of smaller, more responsive, strategic business units. The 1993 pretax charge to earnings for these business restructuring activities was $1.6 billion. At year-end 1994, restructuring reserve balances are about $300 million, approximately two-thirds of which will be paid during 1995. As this program is concluded, these future cash payments are not expected to have a material impact on the Company's liquidity. Additional details on these restructuring charges are set forth in Note 6 to the financial statements.

  It is estimated that 1994 operating results included about $450 million in pretax savings related to restructuring activities that have been completed. Evaluation of the need for additional restructuring is ongoing and is made in conjunction with corporate strategies to build and maintain globally competitive businesses. However, requisite across-the-board downsizing is believed to be complete, and no additional restructuring costs of the magnitude experienced in recent years are anticipated.

 Cash Flows and Financial Condition

  During the past three years, cash provided by operations was the primary source of funding for the Company's capital investment programs and dividends. Cash flow in excess of these needs was used to reduce borrowings.

 Cash Provided by Operations

  Cash provided by operations totaled $5.7 billion in 1994, about $300 million more than in 1993. In substance, the increase was the result of higher net income partly offset by higher cash payments for restructuring. As shown on the Consolidated Statement of Cash Flows, net income in 1994, adjusted for noncash charges and credits, was up $1.3 billion over that of 1993. Noncash charges in 1993 included asset write-downs and write-offs as part of that year's restructuring program. In 1993, the net change in operating assets and liabilities resulted in an inflow of more than $900 million, reflecting higher current liabilities, principally due to restructuring charges and reduced inventories and accounts receivable. Cash provided by operations in 1993 totaled $5.4 billion, up $1.0 billion from 1992, reflecting higher net income, excluding restructuring charges, and lower working capital.

 Capital Expenditures

  Capital expenditures of $3.1 billion in 1994, including investments in affiliates, were 15 percent below the prior year's level. Capital expenditures of $3.7 billion in 1993 were 19 percent lower than in 1992. Lower capital expenditures in recent years result from a more focused and rigorous approach to spending capital, combined with the implementation of engineering and design practices that have significantly improved capital productivity.

  In the Petroleum segment, capital expenditures were $1.6 billion, essentially equal to the 1993 level. The most significant Petroleum expenditures in 1994 were for the continued development of the Heidrun field in

Norway and the Belida field in Indonesia, the acquisition of an additional interest in the Britannia field in the United Kingdom and for an improvement at the Billings refinery to comply with the U.S. Clean Air Act.

  For other segments, capital spending in 1994 continued to concentrate on strengthening and growing strategic businesses outside the United States. This included projects for "Adi-Pure" adipic acid and "Zytel" engineering polymers in Singapore, THF/"Terathane" polyether glycol in Spain and "Tyvek" spunbonded products in Luxembourg. In the United States, significant expenditures were also made for commercialization of CFC alternatives and for modernization of "Dacron" polyester and "Tyvek" spunbonded products facilities. Improvement projects mainly concentrated on enhancing the efficiency and yields of existing refineries and manufacturing facilities.

  Capital expenditures are expected to increase to $3.6 billion in 1995, to take advantage of growth opportunities.

 Proceeds From Sales of Assets

  Proceeds from sales of assets were $432 million in 1994, versus $1.2 billion in 1993 and $179 million in 1992. In 1994, $212 million came from the sale of petroleum properties, none individually significant, and the balance principally from sales of the "Sclair", Petroleum Additives and "Selar" businesses. Principal proceeds in 1993 were $270 million from connector systems, $280 million from acrylics and $300 million from the sale of the Remington Arms Company.

 Dividends

  Dividends per share of common stock in 1994 were $1.82, versus $1.76 in 1993 and $1.74 in 1992. The regular quarterly dividend was increased from $.44 per share to $.47 per share in the third quarter of 1994. The common stock dividend payout in relation to cash provided by operations was 22 percent in 1994 and 1993, as compared to 27 percent in 1992.

 Borrowings

  Borrowings at year-end 1994 were $7.6 billion, as compared to $9.3 billion and $10.9 billion in 1993 and 1992, respectively. Improved cash flow during 1994, principally due to higher cash flow provided by operations and lower capital expenditures, was used to reduce borrowings by $1.7 billion. As a result, the debt ratio (total short- and long-term borrowings and capital lease obligations divided by the sum of these amounts plus stockholders' equity and minority interests in consolidated subsidiaries) at year-end 1994 was 37 percent, versus 45 percent in 1993.

 Working Capital Investment

  Working capital investment (excluding cash and cash equivalents, marketable securities, short-term borrowings and capital lease obligations) increased about $700 million in 1994, principally due to accounts receivable and inventory increases related to the exchange effect of a weaker dollar and a decrease in other accrued liabilities resulting from cash payments for "Benlate" DF 50 fungicide settlements and restructuring. These increases in investment were partially offset by higher accounts payable and a decrease in deferred tax asset balances as tax benefits were realized during the year. In 1993, working capital investment decreased $1.1 billion, reflecting lower inventories and accounts receivable and higher current liabilities, which increased principally due to the 1993 restructuring charge.

  The ratio of current assets to current liabilities, including cash and cash equivalents, marketable securities, short-term borrowings and capital lease obligations, at year-end 1994 was 1.5:1, as compared to 1.2:1 in 1993 and 1992.

FINANCIAL INSTRUMENTS

 Derivatives and Other Hedging Instruments

  The Company enters into contractual arrangements (derivatives) in the ordinary course of business to hedge its exposure to foreign currency, interest rate and commodity price risks. The counterparties to these contractual arrangements are major financial institutions. The Company is exposed to credit loss in the event of nonperformance by these counterparties. The Company manages this exposure to credit loss through credit approvals, limits and monitoring procedures and, to the extent possible, by restricting the period over which unpaid balances are allowed to accumulate. The Company does not anticipate nonperformance by counterparties to these contracts, and no material loss would be expected from any such nonperformance. Procedures are in place to regularly monitor and report to management the market and counterparty credit risks associated with these instruments.

 Foreign Currency

  The Company routinely uses forward exchange contracts to hedge its net exposures, by currency, related to the foreign currency-denominated monetary assets and liabilities of its operations. The primary business objective of this hedging program is to maintain an approximately balanced position in foreign currencies so that exchange gains and losses resulting from exchange rate changes, net of related tax effects, are minimized.

  In addition, from time to time, the Company will enter into forward exchange contracts to establish with certainty the U.S. dollar amount of future firm commitments denominated in a foreign currency. Decisions regarding whether or not to hedge a given commitment are made on a case-by-case basis taking into consideration the amount and duration of the exposure, market volatility and economic trends. Forward exchange contracts are also used to manage near-term foreign currency cash requirements and to place foreign currency deposits and marketable securities investments into currencies offering favorable returns.

 Interest Rates

  The Company uses a combination of financial instruments, including interest rate swaps, interest and principal currency swaps and structured medium-term financings, as part of its program to manage the fixed and floating interest rate mix of the total debt portfolio and related overall cost of borrowing.

  Interest rate swaps involve the exchange of fixed for floating rate interest payments to effectively convert fixed rate debt into floating rate debt based on LIBOR or commercial paper rates. Interest rate swaps also involve the exchange of floating for fixed rate interest payments to effectively convert floating rate debt into fixed rate debt. Interest rate swaps allow the Company to maintain a target range of floating rate debt.

  Under interest and principal currency swaps, the Company receives predetermined foreign currency-denominated payments corresponding, both as to timing and amount, to the fixed or floating interest rate and fixed principal amounts to be paid by the Company under concurrently issued foreign currency-denominated bonds. In return, the Company pays U.S. dollar interest and a fixed U.S. dollar principal amount to the counterparty, thereby effectively converting the foreign currency-denominated bonds into U.S. dollar-denominated obligations for both interest and principal. Interest and principal currency swaps allow the Company to be fully hedged against fluctuations in currency exchange rates and foreign interest rates and to achieve U.S. dollar fixed or floating interest rate payments below the market interest rate, at the date of issuance, for borrowings of comparable maturity.

  Structured medium-term financings consist of a structured medium-term note and a concurrently executed structured medium-term swap that, for any and all calculations of the note's interest and/or principal payments over the term of the note, provides a fully hedged transaction such that the note is effectively converted to a U.S. dollar-denominated fixed or floating interest rate payment. Structured medium-term swaps allow the company to be fully hedged against fluctuations in exchange rates and interest rates and to achieve U.S. dollar fixed or floating interest rate payments below the market interest rate, at the date of issuance, for borrowings of comparable maturity.

 Commodity Hedges and Trading

  The Company enters into exchange-traded and over-the-counter commodity futures contracts to hedge its exposure to price fluctuations on anticipated crude oil, refined products and natural gas transactions and certain raw material purchases.

  Commodity trading in petroleum futures contracts is a natural extension of cash market trading and is used to physically acquire about 15 percent of North America refining crude supply requirements. The commodity futures market has underlying principles of increased liquidity and longer trading periods than the cash market and is one method of reducing exposure to the price risk inherent in the petroleum business. Typically, trading is conducted to manage price risk around near-term (30-60 days) supply requirements. Occasionally, as market views and conditions allow, longer-term positions will be taken to manage price risk for the company's equity production (crude and natural gas) or net supply requirements. The Company's use of futures contracts reduces the effects of price volatility, thereby protecting against adverse short-term price movements, while limiting, somewhat, the benefits of favorable short-term price movements.

  From time to time, on a limited basis, the Company also purchases and sells petroleum-based futures contracts for trading purposes. After-tax gain/loss from such trading has not been material.

  Additional details on these and other financial instruments are set forth in
Note 27 to the financial statements.

ENVIRONMENTAL MATTERS

  The Company operates about 150 manufacturing facilities, five petroleum refineries, 20 natural gas processing plants and numerous product-handling and distribution facilities around the world, all of which are significantly affected by a broad array of laws and regulations relating to the protection of the environment. It is the Company's policy to comply fully with or to exceed all legal requirements worldwide. In addition, since some risk to the environment is associated with the Company's operations, as it is with other companies engaged in similar businesses, voluntary programs are in place to minimize that risk. These programs are designed to reduce air emissions, curtail the generation of hazardous waste, decrease the volume of wastewater discharges and improve the energy efficiency of operations. The cost of complying with increasingly complex environmental laws and regulations, as well as the Company's own internal programs, is significant, and will continue to be so for the foreseeable future, but is not expected to have a material impact on the Company's competitive or financial position. The enactment of broader or more stringent environmental laws or regulations in the future, however, could lead to an upward reassessment of the potential environmental costs provided below.

  New waste treatment facilities and pollution control and other equipment are routinely installed to satisfy both legal requirements and the company's waste elimination and pollution prevention goals. About $400 million was spent for capital projects related to environmental requirements and Company goals in 1994. The Company currently estimates expenditures for environmental-related capital projects will total about the same in 1995. The Company anticipates significant capital expenditures may be required over the next decade for treatment, storage and disposal facilities for solid and hazardous waste and for compliance with the 1990 Amendments to the Clean Air Act (the "CAA"). For example, environmental capital costs in 1993 and 1994 related to the CAA Amendments included expenditures in the Petroleum segment to meet federal requirements for reformulated gasoline/clean fuels, and additional environmental capital expenditures are anticipated for plant air emission controls, primarily in the Chemicals and Petroleum segments. Although considerable uncertainty will remain with regard to future estimates of capital expenditures until all new CAA regulatory requirements are known, related capital costs over the next two years are currently estimated to total approximately $20 million.

  Estimated pretax environmental expenses charged to current operations totaled about $950 million in 1994, as compared to $1 billion in 1993 and $900 million in 1992. These expenses included the remediation accruals discussed below, operating, maintenance and depreciation costs for solid waste, air and water pollution control facilities and costs incurred in conducting environmental research activities. The largest of these expenses resulted from the operation of water pollution control facilities and solid waste management facilities, each of which accounted for about $200 million. About 75 percent of total annual expenses resulted from the operations of the Company's Chemicals, Fibers, Polymers and Diversified Businesses segments in the United States, primarily the Chemicals and Polymers segments. Expenses are expected to increase over the next several years as a result of additional operating costs associated with new pollution prevention and control equipment.

 Remediation Accruals

  The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA", often referred to as "Superfund") and the Resource Conservation and Recovery Act (the "RCRA") both require that the Company undertake certain remediation activities at sites where the company conducts or once conducted operations or at sites where Company-generated waste was disposed. DuPont accrues for those remediation activities when it is probable that a liability has been incurred and reasonable estimates can be made. Accrued liabilities are exclusive of claims against third parties and are not discounted. During 1994 the Company accrued $185 million for environmental remediation activities, compared to $183 million and $160 million in 1993 and 1992, respectively. At December 31, 1994, the Company's balance sheet included an accrued liability of $616 million as compared to $522 million and $465 million at year-end 1993 and 1992, respectively. Approximately 75 percent of the company's environmental accrual is attributable to RCRA and similar remediation liabilities and 25 percent to CERCLA liabilities. Expenditures for such previously accrued remediation activities were $91 million in 1994, $126 million in 1993 and $121 million in 1992.

  The Company's assessment of the potential impact of these two principal remediation statutes is subject to considerable uncertainty due to the complex, ongoing and evolving process of generating estimates of remediation costs. The various stages of remediation include initial broad-based analysis of a site, on-site investigation, feasibility studies to select from among various remediation methods, approval by applicable authorities and, finally, the actual implementation of the remediation plan. Remediation activities occur over a relatively long period of time and vary in cost substantially from site to site depending on the mix of unique site characteristics, the development of new remediation technologies and the evolving regulatory framework. The Company's assessment of those costs is a continuous process which takes into account the factors affecting each specific site. DuPont Environmental Remediation Services, a wholly owned subsidiary, provides technical capability to address the Company's remediation needs in a cost-effective manner, while protecting human health and the environment.

  RCRA, as amended in 1984, provides for extensive regulation of the treatment, storage and disposal of hazardous waste. The regulations currently provide that companies seeking to periodically renew RCRA permits, or close facilities with permits, must, as a condition of renewal or closure, undertake certain corrective measures to remediate contamination caused by prior operations. The RCRA corrective action program affects the Company differently than the CERCLA program in that the cost of RCRA corrective action activities is typically borne solely by the Company. The Company anticipates that significant ongoing expenditures for RCRA corrective actions may be required over the next two decades. Annual expenditures for the near term are not expected to vary significantly from the range of such expenditures over the past few years. Longer term, expenditures are subject to considerable uncertainty and may fluctuate significantly, perhaps between $50 million and $300 million in any one year. The company's expenditures associated with RCRA and similar remediation activities were approximately $70 million in 1994, $90 million in 1993 and $103 million in 1992.

  The Company from time to time receives requests for information or notices of potential liability from the Environmental Protection Agency (the "EPA") and state environmental agencies, alleging that the

Company is a "potentially responsible party" ("PRP") under CERCLA or equivalent state legislation. In addition, the Company has on occasion been made a party to cost recovery litigation by those agencies. These requests, notices and lawsuits assert potential liability for remediation costs of various waste treatment or disposal sites that are not Company owned but allegedly contain wastes attributable to the Company from past operations. As of December 31, 1994, the Company was aware of potential liability under CERCLA or state laws at about 310 sites around the United States. The CERCLA or state remediation process is actively under way at one stage or another at about 145 of those sites. In addition, the Company has resolved its liability at 48 sites, either by completing necessary remedial actions with other PRPs or by participating in "de minimis buyouts" with other PRPs whose waste, like the Company's, only represented a small fraction of the total waste present at a site.

  The Company's expenditures associated with CERCLA or state remediation activities were approximately $21 million in 1994, $36 million in 1993 and $18 million in 1992. Over the next decade the Company may incur significant costs under CERCLA. Considerable uncertainty exists with respect to these costs, and under the most adverse circumstances potential liability may exceed amounts accrued as of December 31, 1994. The Company's share of the remediation cost at these sites in many instances cannot be precisely estimated due to the large number of PRPs involved, the scarcity of reliable data pertaining to many of these sites, uncertainty as to how the laws and regulations may be applied to these sites and the multiple choices and costs associated with diverse technologies that may be used in remediation. For most sites, the Company's potential liability will be significantly less than the total site remediation costs because the percentage of material attributable to the Company versus that attributable to other PRPs is relatively low. There are a few sites where the Company is a major participant, but neither the cost to the Company of remediation at those sites, nor at all CERCLA sites in the aggregate, is expected to have a material impact on the competitive or financial position of the Company. The process of estimating CERCLA remediation costs, the financial viability of other PRPs and the PRPs' respective shares of liability is ongoing. Often these estimates are performed by third parties and, thus far, have not been subject to material uncertainty or dispute. Moreover, other PRPs at sites where the Company is a party typically have the financial strength to meet their obligations and, where they do not, or where certain PRPs cannot be located, the Company's own share of liability has not materially increased. The Company's general experience has been that, in most cases, its share of estimated costs at any given site has trended downward as this process has matured.

  Although future remediation expenditures in excess of current reserves could be significant, the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists as to the cost and timing of expenditures. The Company is actively pursuing claims against insurers with respect to RCRA and CERCLA liabilities. Potential recoveries in this litigation have not been offset against the accruals discussed above.

SUBSEQUENT EVENTS

  On April 6, 1995, the Company acquired 156 million shares of its Common Stock beneficially owned by Seagram for $56.25 per share. The consideration for the acquired shares consisted of (i) $1 billion in cash, (ii) 90-day promissory notes of the Company in an aggregate principal amount of approximately $7.3 billion and (iii) warrants of the Company valued at approximately $440 million exercisable for 156 million shares of the Company's Common Stock. Seagram continues to hold approximately 8.2 million shares, or 1.6% of the shares outstanding following the transaction.

  The notes issued to Seagram bear interest at market rates, are prepayable at any time without penalty and have covenants and events of default substantially identical to the Company's publicly held debt securities.

  The warrants issued to Seagram expire on October 6, 1997, October 6, 1998 and October 6, 1999 with respect to 48 million shares at $89.33 per share, 54 million shares at $101.14 per share and 54 million shares at $113.63 per share, respectively. In general, so long as the warrants are held by Seagram, the warrants are exercisable only during the 60-day periods immediately preceding their respective expiration dates. However, the warrants would become exercisable sooner in connection with certain significant corporate events. The warrants are not transferable until May 15, 1996. Following such date, the Company would have the right to buy the warrants from Seagram before Seagram would be permitted to transfer the warrants to a third party. Any warrants which are transferred to non-affiliates of Seagram would be exercisable at any time prior to their expiration. The warrants contain standard anti-dilution adjustments. In addition, the exercise price and number of shares subject to the warrants may be adjusted as a result of the Offerings.

  Following the Seagram Redemption, Moody's Investors Service ("Moody's") placed the Company's long-term debt rating of Aa2 under review for possible downgrade. The Company's Prime-1 commercial paper rating is not under review by Moody's. Standard & Poor's Corporation ("S&P") lowered its rating on the Company's senior debt and preferred stock to AA- from AA and affirmed its commercial paper rating of A-1+. The ratings outlook by S&P remains negative. The Company does not expect that these changes or any prospective change in its credit ratings as a result of the Seagram Redemption will have a material impact on its interest and debt expenses or on its access to borrowings.

  Initially, the Company will redeem the notes issued to Seagram from proceeds from short-term borrowings, primarily commercial paper.

  The Company currently expects that the long-term funding for the Seagram Redemption will include: (i) cash flow from operations and selective sales of assets; (ii) up to $1.5 billion from a Flexitrust Program that will effect the sale or distribution of additional newly issued shares of DuPont Common Stock over the next several years, provided that such sale or distribution will begin no sooner than 60 days after the closing of the Offerings, to satisfy existing employee compensation and benefit programs; and (iii) up to $2 billion from public and private offerings of equity securities, including the Offerings. Such offerings may also include the Company's anticipated offer to sell up to $500 million of Common Stock to the DuPont Pension Trust Fund. It is unknown whether the DuPont Pension Trust Fund will accept any such offer or the price and other terms of any such transaction. DuPont expects its debt to total capitalization ratio to return to its target range of 35% to 40% by year end 1996. DuPont is committed to restoring its financial flexibility.

  The Company currently expects capital expenditures to increase to a total of $3.3 billion in 1995 from the 1994 amount of $3.1 billion.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 900,000,000 shares of Common Stock, par value $.60 per share, and 23,000,000 shares of preferred stock, without par value. As of April 12, 1995, 526,429,534 shares of Common Stock were issued and outstanding. As of April 12, 1995, 1,672,594 shares of $4.50 Series Preferred Stock and 700,000 shares of $3.50 Series Preferred Stock were issued and outstanding.

COMMON STOCK

  Dividends. The holders of Common Stock are entitled to receive dividends when and as dividends are declared by the board of directors of the Company out of funds legally available therefor, but not until all cumulative dividends on all series of preferred stock shall have been paid or declared and set apart for payment.

  Voting Rights. Holders of DuPont Common Stock have the right to vote on all questions to the exclusion of all other stockholders, except as otherwise expressly provided by law or unless DuPont shall be in default in the payment of dividends on preferred stock for a period of six months. In the latter event, until accumulated and unpaid dividends on preferred stock of all series shall have been paid, the holders of the outstanding preferred stock shall have the exclusive right, voting separately and as a class, to elect two directors, or if the total number of directors of DuPont be only three, then only one director, at each meeting of stockholders held for the purpose of electing directors.

  Liquidation Rights. On liquidation, dissolution, or winding up of DuPont, whether voluntary or involuntary, after payments have been made to holders of preferred stock, holders of DuPont Common Stock have the right to share ratably the remaining assets available for distribution.

  No Preemptive Rights. Holders of DuPont Common Stock do not have any preemptive rights.

PREFERRED STOCK

  Pursuant to the Certificate of Incorporation of the Company, the board of directors of the Company is authorized to establish and designate one or more series of preferred stock, without further authorization of the Company's stockholders, and to fix the number of shares, the dividend and certain other rights, preferences and limitations of any such series. Thus, any series may, if so determined by the board of directors, be convertible into Common Stock or another security of the Company and have certain other relative rights, preferences and limitations as the board of directors shall determine. As a result, any class or series of preferred stock could have rights which would adversely affect the voting power of the Common Stock.

  Dividends. Dividends on the $4.50 Series Preferred Stock are payable annually at the rate of $4.50 per annum. Dividends on the $3.50 Series Preferred Stock are payable annually at the rate of $3.50 per annum. Holders of $4.50 Series Preferred Stock and $3.50 Series Preferred Stock are entitled to receive any dividends to which they are entitled before dividends are paid to holders of Common Stock.

  Voting Rights. Holders of $4.50 Series Preferred Stock and $3.50 Series Preferred Stock do not have the right to vote on any question except as otherwise required by applicable law or unless the Company is in default in the payment of dividends for a period of six months. In such a case, the holders of $4.50 Series Preferred Stock and $3.50 Series Preferred Stock shall have the exclusive right, voting separately and as a class, to elect two directors, or if the total number of directors of the Company is only three, then only one director, at each meeting of the stockholders held for the purpose of electing directors.

  Liquidation Rights. In the event of voluntary liquidation, holders of preferred stock are entitled to accumulated dividends and $115 a share for the $4.50 Series, $107 a share for the $3.50 Series; in the event of involuntary liquidation, holders of both currently outstanding series of preferred stock are entitled to accumulated dividends and $100 a share.

  Redemption. The preferred stock may be redeemed at any time in whole or in part for the redemption prices of $120 and accumulated dividends, and $100 and accumulated dividends, respectively, on the $4.50 Series Preferred Stock and the $3.50 Series Preferred Stock.

  No Preemptive Rights. Holders of preferred stock do not have any preemptive rights.

WARRANTS TO PURCHASE COMMON STOCK

  In connection with the Seagram Redemption, the Company issued to Seagram warrants exercisable for 156 million shares of Common Stock. For a discussion of the terms of such warrants, see "Redemption of DuPont Common Stock from Seagram".

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

                       TO NON-UNITED STATES HOLDERS

  The following is a general discussion of the principal United States Federal tax consequences of the ownership and disposition of Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is not intended to be exhaustive and is based on statutes, regulations, rulings and court decisions as currently in effect all of which may be changed either retroactively or prospectively. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder and applies only to Non-United States Holders that hold Common Stock as a capital asset. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding and disposing of Common Stock (including such investor's status as a United States person or Non-United States Holder) as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction.

  For purposes of this discussion, "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision thereof, or an estate or trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source.

DIVIDENDS

  Dividends paid to a Non-United States Holder generally will be subject to withholding of United States Federal income tax at the rate of 30%, unless the withholding rate is reduced under an applicable income tax treaty between the United States and the country of tax residence of the Non-United States Holder. No U.S. withholding will apply if the dividend is effectively connected with a trade or business conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, if the dividend is effectively connected with a permanent establishment maintained within the United States by the Non-United States Holder), but, instead, the dividend will be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders, may also be subject to the branch profits tax). A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding under the foregoing rules. A Non-United States Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "Service").

GAIN ON DISPOSITION

  Subject to special rules described below, a Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless the gain is effectively connected with a trade or business conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, unless the gain is effectively connected with a permanent establishment maintained within the United States by the Non-United States Holder). Any such effectively connected gain would be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders, may also be subject to the branch profits tax). Such tax is not collected by withholding.

  In addition, an individual Non-United States Holder who holds Common Stock would generally be subject to tax at a 30% rate on any gain recognized on the disposition of such Common Stock if such individual is present in the United States for 183 days or more in the taxable year of disposition and either
(i) has a "tax home" in the United States (as specifically defined for purposes of the United States Federal income tax) or (ii) maintains an office or other fixed place of business in the United States and the income from the sale of the stock is attributable to such office or other fixed place of business. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States Federal income tax law applicable to certain United States expatriates.

  Also, special rules apply to Non-United States Holders if the Company is or becomes a "United States real property holding corporation" for United States Federal income tax purposes. The Company believes that it has not been, is not currently, and is not likely to become, a United States real property holding corporation. If the Company were a United States real property holding corporation, gain or loss on a sale of the Common Stock by any Non-United States Holder (other than, in most cases, a Non-United States Holder that owns or owned (directly or constructively) 5% or less of the Common Stock during the five-year period ending on the date of such sale) would be treated as income effectively connected with the conduct of a trade or business within the United States by the holder and subject to the net income tax described above.

UNITED STATES FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Federal estate tax purposes) of the United States at the date of death, or Common Stock subject to certain lifetime transfers made by such an individual, will be included in such individual's estate for United States Federal estate tax purposes and may be subject to United States Federal estate tax, unless an applicable estate tax treaty provides otherwise. Estates of nonresident aliens are generally allowed a credit that is equivalent to an exclusion of $60,000 of assets from the estate for United States Federal estate tax purposes.

LEGISLATIVE DEVELOPMENTS

  Legislation was proposed in 1990 and again in 1992 that, if enacted, would have resulted under certain circumstances in the imposition of United States Federal income tax on gain realized from the disposition of Common Stock by certain Non-U.S. Holders who own or owned 10% or more of the Common Stock.

  It is impossible to predict whether or in what form any such legislation or other legislation might be enacted and what the scope or effective date of any such legislation might be.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-United States Holder resides.

  United States Federal backup withholding tax (which, generally, is imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish information required under United States information reporting requirements) generally will not apply to dividends paid to a Non-United States Holder either at an address outside the United States (provided that the payor does not have actual knowledge that the payee is a United States person) or if the dividends are subject to withholding at the 30% rate (or lower treaty rate). As a general matter, information reporting the backup withholding also will not apply to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that is a United States person, or by a foreign office of a foreign broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" as to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption (and the broker has no actual knowledge to the contrary.) The backup withholding tax is not an additional tax and may be credited against the Non-United States Holder's United States Federal income tax liability or refunded to the extent excess amounts are withheld provided that the required information is supplied to the Internal Revenue Service.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement dated      , 1995 (the "U.S. Underwriting Agreement"), the
underwriters named below (the "U.S. Underwriters"), for whom CS First Boston Corporation, Merrill Lynch & Co. and Morgan Stanley & Co. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of U.S. Shares:

                                                                     NUMBER OF
           UNDERWRITER                                              U.S. SHARES
           -----------                                              -----------
     CS First Boston Corporation...................................
     Merrill Lynch & Co. ..........................................
     Morgan Stanley & Co. .........................................
                                                                    ----------
         Total..................................................... 13,600,000
                                                                    ==========

  The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all of the U.S. Shares offered hereby if any are purchased. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

  The Company has entered into a Subscription Agreement (the "Subscription Agreement") with the Managers of the International Offering (the "Managers") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

  The Company has granted to the U.S. Underwriters and the Managers an option exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 2,550,000 additional shares at the public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The U.S. Underwriters and Managers may exercise such option only to cover over-allotments in the sale of the shares of Common Stock offered in the Offerings. To the extent that this option to purchase is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of U.S. Shares in such table and as the number set forth next to such Manager's name in the corresponding table in the prospectus relating to the International Offering bears to the total number of International Shares in such table.

  The Company has been advised by the Representatives that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at
such price less a concession of $    per share, and the U.S. Underwriters and
such dealers may allow a discount of $    per share on sales to certain other
dealers. After the initial public offering, the public offering price and the concession and discount to dealers may be changed.

  The public offering price, the aggregate underwriting discounts and commissions per share and per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement Between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Offerings, changes in the public offering price, concession and discount to dealers will be made only upon the mutual agreement of CS First Boston Corporation, as representative of the U.S. Underwriters, and CS First Boston Limited ("CSFBL"), on behalf of the Managers.

  Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, its territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretional authority) whose office most directly involved with the purchase is located in the United States or Canada.

  Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price, less such amount as may be mutually agreed upon by CS First Boston Corporation, as representative of the U.S. Underwriters, and CSFBL, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent there are sales between U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of this Prospectus. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold shares of Common Stock.

  This Prospectus may be used by underwriters and dealers in connection with sales of International Shares to persons located in the United States, to the extent such sales are permitted by the contractual limitations on sales described above.

  The Company has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, or cause to be filed with the Commission a registration statement under the Securities Act relating to, or announce any offering of, any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, except the shares of Common Stock offered in the Offerings, for a period of 180 days from the date hereof without the prior written consent of CS First Boston Corporation; provided, however, that the Company may (i) issue Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock pursuant to the terms of any securities outstanding on the date hereof or other obligations binding upon the Company and in effect on the date hereof, (ii) sell shares of Common Stock to the Flexitrust Program and register such Common Stock and, beginning no sooner than 60 days after the closing of the Offerings, distribute or sell such Common Stock from the Flexitrust Program, and (iii) sell shares of Common Stock to the DuPont Pension Trust Fund and register such Common Stock. Such restrictions would not apply to shares of DuPont's Common Stock offered by the Company as consideration for a merger or other stock-based acquisition, should such a transaction occur.

  The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the U.S. Underwriters and the Managers may be required to make in respect thereof.

  Certain U.S. Underwriters and Managers and their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to DuPont, for which they have been paid customary fees.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION AND ENFORCEMENT

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #88/5, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

                                    EXPERTS

  The financial statements as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock and certain other legal matters in connection with the Offerings will be passed upon by Howard J. Rudge, Senior Vice President and General Counsel of the Company. Cravath, Swaine & Moore, New York, New York, will pass on certain legal matters for the U.S. Underwriters and the Managers. Mr. Rudge beneficially owned as of April 13, 1995, 99,879 shares of Common Stock, including 87,164 shares of which he has the right to acquire beneficial ownership within 60 days through the exercise of stock options awarded under the Company's Stock Performance Plan.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                      E. I. DU PONT DE NEMOURS AND COMPANY

                                                                           PAGE
                                                                           ----
Report of Price Waterhouse LLP, Independent Accountants...................  F-2
Consolidated Statement of Income for the Years Ended December 31, 1994,
 1993 and 1992............................................................  F-3
Consolidated Balance Sheet at December 31, 1994 and 1993..................  F-4
Consolidated Statement of Stockholders' Equity for the Years Ended Decem-
 ber 31, 1994, 1993 and 1992..............................................  F-5
Consolidated Statement of Cash Flows for the Years Ended December 31,
 1994, 1993 and 1992......................................................  F-6
Notes to Financial Statements.............................................  F-7
Supplemental Petroleum Data............................................... F-34
Quarterly Financial Data.................................................. F-40
Consolidated Geographic Data.............................................. F-41

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and the Board of Directors of
E. I. du Pont de Nemours and Company

  In our opinion, the consolidated financial statements appearing on pages F-3-F-33 present fairly, in all material respects, the financial position of E. I. du Pont de Nemours and Company and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 1 to the consolidated financial statements, the company changed its method of accounting for postretirement benefits other than pensions and for income taxes in 1992.

Price Waterhouse LLP
Thirty South Seventeenth Street
Philadelphia, Pennsylvania 19103

February 16, 1995

                              FINANCIAL STATEMENTS

       E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENT

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                      1994     1993     1992
                                                     -------  -------  -------
SALES*.............................................. $39,333  $37,098  $37,799
Other Income (Note 2)...............................     926      743      553
                                                     -------  -------  -------
 Total..............................................  40,259   37,841   38,352
                                                     -------  -------  -------
Cost of Goods Sold and Other Operating Charges
 (Notes 3 and 12)...................................  21,977   21,624   22,046
Selling, General and Administrative Expenses........   2,888    3,081    3,553
Depreciation, Depletion and Amortization............   2,976    2,833    2,655
Exploration Expenses, Including Dry Hole Costs and
 Impairment of Unproved Properties..................     357      361      416
Research and Development Expense....................   1,047    1,132    1,277
Interest and Debt Expense (Note 4)..................     559      594      643
Taxes Other Than on Income* (Note 5)................   6,215    5,423    5,476
Restructuring (Note 6)..............................    (142)   1,621      475
Write-Down of Intangible Assets (Note 6)............     --       214      --
                                                     -------  -------  -------
 Total..............................................  35,877   36,883   36,541
                                                     -------  -------  -------
EARNINGS BEFORE INCOME TAXES........................   4,382      958    1,811
Provision for Income Taxes (Note 7).................   1,655      392      836
                                                     -------  -------  -------
INCOME BEFORE EXTRAORDINARY ITEM AND TRANSITION
 EFFECT OF ACCOUNTING CHANGES.......................   2,727      566      975
Extraordinary Charge from Early Extinguishment of
 Debt (Note 8)......................................     --       (11)     (69)
Transition Effect of Changes in Accounting
 Principles
 (Notes 1, 7 and 25)................................     --       --    (4,833)
                                                     -------  -------  -------
NET INCOME (LOSS)................................... $ 2,727  $   555  $(3,927)
                                                     =======  =======  =======
EARNINGS PER SHARE OF COMMON STOCK (Note 9)
 INCOME BEFORE EXTRAORDINARY ITEM AND TRANSITION
  EFFECT OF ACCOUNTING CHANGES...................... $  4.00  $   .83  $  1.43
 Extraordinary Charge from Early Extinguishment of
  Debt (Note 8).....................................     --      (.02)    (.10)
 Transition Effect of Changes in Accounting
  Principles
  (Notes 1, 7 and 25)...............................     --       --     (7.18)
                                                     -------  -------  -------
 NET INCOME (LOSS).................................. $  4.00  $   .81  $ (5.85)
                                                     =======  =======  =======

- --------
*Includes petroleum excise taxes of $5,291, $4,477 and $4,508 in 1994, 1993 and 1992, respectively.

                See accompanying Notes to Financial Statements.

                           FINANCIAL STATEMENTS

       E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                  DECEMBER 31
                                                                ---------------
                                                                 1994    1993
                                                                ------- -------
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents (Note 10)............................ $   856 $ 1,109
Marketable Securities (Note 10)................................     253      85
Accounts and Notes Receivable (Note 11)........................   5,213   4,894
Inventories (Note 12)..........................................   3,969   3,818
Prepaid Expenses...............................................     259     231
Deferred Income Taxes (Note 7).................................     558     762
                                                                ------- -------
  Total Current Assets.........................................  11,108  10,899
                                                                ------- -------
PROPERTY, PLANT AND EQUIPMENT (Note 13)........................  48,838  47,926
Less: Accumulated Depreciation, Depletion and Amortization.....  27,718  26,503
                                                                ------- -------
                                                                 21,120  21,423
                                                                ------- -------
INVESTMENT IN AFFILIATES (Note 14).............................   1,662   1,607
OTHER ASSETS (Notes 7 and 15)..................................   3,002   3,124
                                                                ------- -------
  TOTAL........................................................ $36,892 $37,053
                                                                ======= =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable (Note 16)..................................... $ 2,734 $ 2,444
Short-Term Borrowings and Capital Lease Obligations (Note 17)..   1,292   2,796
Income Taxes (Note 7)..........................................     409     321
Other Accrued Liabilities (Note 18)............................   3,130   3,878
                                                                ------- -------
  Total Current Liabilities....................................   7,565   9,439
LONG-TERM BORROWINGS AND CAPITAL LEASE OBLIGATIONS (Notes 19
 and 20).......................................................   6,376   6,531
OTHER LIABILITIES (Note 21)....................................   8,438   8,200
DEFERRED INCOME TAXES (Note 7).................................   1,494   1,466
                                                                ------- -------
  Total Liabilities............................................  23,873  25,636
                                                                ------- -------
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES................     197     187
                                                                ------- -------
STOCKHOLDERS' EQUITY (see page F-5)
Preferred Stock................................................     237     237
Common Stock, $.60 par value; 900,000,000 shares authorized;
 issued at December 31: 1994--681,004,944; 1993--677,577,437...     408     407
Additional Paid-In Capital.....................................   4,771   4,660
Reinvested Earnings............................................   7,406   5,926
                                                                ------- -------
  Total Stockholders' Equity...................................  12,822  11,230
                                                                ------- -------
  TOTAL........................................................ $36,892 $37,053
                                                                ======= =======

                See accompanying Notes to Financial Statements.

                           FINANCIAL STATEMENTS

       E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                      1994     1993     1992
                                                     -------  -------  -------
PREFERRED STOCK, without par value--cumulative;
 23,000,000 shares authorized; issued at December
 31:
  $4.50 Series--1,672,594 shares (callable at $120). $   167  $   167  $   167
  $3.50 Series--700,000 shares (callable at $102)...      70       70       70
                                                     -------  -------  -------
                                                         237      237      237
                                                     -------  -------  -------
COMMON STOCK (Notes 22 and 23), $.60 par value;
 900,000,000 shares authorized; issued at December
 31:
 1994--681,004,944; 1993--677,577,437; 1992--
 675,008,236........................................     408      407      405
                                                     -------  -------  -------
ADDITIONAL PAID-IN CAPITAL (Notes 22 and 23)
Balance at Beginning of Year........................   4,660    4,551    4,418
Common Stock Issued in Connection with Compensation
 Plans..............................................     111      109      133
                                                     -------  -------  -------
Balance at End of Year..............................   4,771    4,660    4,551
                                                     -------  -------  -------
REINVESTED EARNINGS
Balance at Beginning of Year........................   5,926    6,572   11,681
Net Income (Loss)...................................   2,727      555   (3,927)
                                                     -------  -------  -------
                                                       8,653    7,127    7,754
                                                     -------  -------  -------
Preferred Dividends.................................     (10)     (10)     (10)
Common Dividends (1994--$1.82; 1993--$1.76; 1992--
 $1.74).............................................  (1,237)  (1,191)  (1,172)
                                                     -------  -------  -------
  Total Dividends...................................  (1,247)  (1,201)  (1,182)
                                                     -------  -------  -------
Balance at End of Year..............................   7,406    5,926    6,572
                                                     -------  -------  -------
TOTAL STOCKHOLDERS' EQUITY.......................... $12,822  $11,230  $11,765
                                                     =======  =======  =======


                See accompanying Notes to Financial Statements.

                           FINANCIAL STATEMENTS

       E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

                                                      1994     1993     1992
                                                     -------  -------  -------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....  $ 1,109  $ 1,640  $   468
                                                     -------  -------  -------
CASH PROVIDED BY OPERATIONS
Net Income (Loss)..................................    2,727      555   (3,927)
Adjustments to Reconcile Net Income to Cash
 Provided by Operations:
  Extraordinary Charge from Early Extinguishment of
   Debt (Note 8)...................................      --        11       69
  Transition Effect of Accounting Changes (Notes 1,
   7 and 25).......................................      --       --     4,833
  Depreciation, Depletion and Amortization.........    2,976    2,833    2,655
  Dry Hole Costs and Impairment of Unproved
   Properties......................................      152      201      185
  Other Noncash Charges and Credits--Net...........     (140)     843     (174)
  Decrease in Operating Assets:
   Accounts and Notes Receivable...................       30      103      104
   Inventories and Other Operating Assets..........       19      664      219
  Increase (Decrease) in Operating Liabilities:
   Accounts Payable and Other Operating
    Liabilities....................................     (432)     686      907
   Accrued Interest and Income Taxes (Notes 4 and
    7).............................................      332     (516)    (483)
                                                     -------  -------  -------
     Cash Provided by Operations...................    5,664    5,380    4,388
                                                     -------  -------  -------
INVESTMENT ACTIVITIES (NOTE 24)
Purchases of Property, Plant and Equipment.........   (3,050)  (3,621)  (4,448)
Investments in Affiliates..........................      (90)     (70)    (127)
Payments for Businesses Acquired...................       (5)    (409)     --
Proceeds from Sales of Assets......................      432    1,160      179
Investments in Short-Term Financial Instruments--
 Net...............................................     (379)     (85)     (70)
Miscellaneous--Net.................................      (41)     (53)     (87)
                                                     -------  -------  -------
     Cash Used for Investment Activities...........   (3,133)  (3,078)  (4,553)
                                                     -------  -------  -------
FINANCING ACTIVITIES
Dividends Paid to Stockholders.....................   (1,247)  (1,201)  (1,182)
Net Increase (Decrease) in Short-Term Borrowings...     (517)  (2,024)   2,310
Long-Term and Other Borrowings:
  Receipts.........................................      824    1,806    2,976
  Payments.........................................   (2,032)  (1,392)  (2,711)
Common Stock Issued in Connection with Compensation
 Plans.............................................       94       67       86
                                                     -------  -------  -------
     Cash Provided by (Used for) Financing
      Activities...................................   (2,878)  (2,744)   1,479
                                                     -------  -------  -------
Effect of Exchange Rate Changes on Cash............       94      (89)    (142)
                                                     -------  -------  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR...........  $   856  $ 1,109  $ 1,640
                                                     -------  -------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...  $  (253) $  (531) $ 1,172
                                                     =======  =======  =======

                See accompanying Notes to Financial Statements.

                       NOTES TO FINANCIAL STATEMENTS

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DuPont observes the generally accepted accounting principles described below. These, together with the other notes that follow, are an integral part of the consolidated financial statements.

 Accounting Changes

  In 1992, DuPont adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes." The company recorded charges to net income of $3,788 ($5.63 per share) and $1,045 ($1.55 per share), respectively, as of January 1, 1992 for the effects of transition to these two new standards. See also Notes 7 and 25.

 Basis of Consolidation

  The accounts of wholly owned and majority-owned subsidiaries are included in the consolidated financial statements. Investments in affiliates owned 20 percent or more and corporate joint ventures are accounted for under the equity method. Investments in noncorporate joint ventures of petroleum operations are consolidated on a pro rata basis. Other securities and investments, excluding marketable securities, are generally carried at cost.

 Inventories

  Substantially all inventories are valued at cost as determined by the last-in, first-out (LIFO) method; in the aggregate, such valuations are not in excess of market. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. Stores and supplies are valued at cost or market, whichever is lower; cost is generally determined by the average cost method.

 Property, Plant and Equipment

  Property, plant and equipment (PP&E) is carried at cost and, except for petroleum, PP&E is generally classified in depreciable groups and depreciated under the sum-of-the-years' digits method and other substantially similar methods. Depreciation rates range from 4 percent to 12 percent per annum on direct manufacturing facilities and from 2 percent to 10 percent per annum on other facilities; in some instances appropriately higher or lower rates are used. Generally, for PP&E acquired prior to 1991, the gross carrying value of assets surrendered, retired, sold or otherwise disposed of is charged to accumulated depreciation and any salvage or other recovery therefrom is credited to accumulated depreciation. For disposals of PP&E acquired after 1990, the gross carrying value and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals.

  Beginning in 1995, nonpetroleum PP&E placed in service will be depreciated using the straight-line method. This change in accounting principle is being made to reflect management's belief that the productivity of such PP&E will not appreciably diminish in the early years of its useful life, and it will not be subject to significant additional maintenance in the later years of its useful life. In these circumstances, straight-line depreciation is preferable in that it provides a better matching of costs with revenues. Additionally, the change to the straight-line method will conform to predominant industry practice. Although the effect of this change on net income will be impacted by the level of future capital spending, the change is not expected to have a material effect on 1995 results.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

  Petroleum PP&E, other than "Oil and Gas Properties" described below, is depreciated on the straight-line method at various rates calculated to extinguish carrying values over estimated useful lives. When petroleum PP&E is surrendered, retired, sold or otherwise disposed of, the nature of the assets involved determines if a gain or loss is recognized, or the gross carrying value is charged to accumulated depreciation, depletion and amortization and any salvage or other recovery therefrom is credited to accumulated depreciation, depletion and amortization.

  Maintenance and repairs are charged to operations; replacements and betterments are capitalized.

 Oil and Gas Properties

  The company's exploration and production activities are accounted for under the successful-efforts method. Costs of acquiring unproved properties are capitalized, and impairment of those properties, which are individually insignificant, is provided for by amortizing the cost thereof based on past experience and the estimated holding period. Geological, geophysical and delay rental costs are expensed as incurred. Costs of exploratory dry holes are expensed as the wells are determined to be dry. Costs of productive properties, production and support equipment and development costs are capitalized and amortized on a unit-of-production basis.

 Intangible Assets

  Identifiable intangible assets such as purchased patents and trademarks are amortized on a straight-line basis over their estimated useful lives. Goodwill is amortized over periods up to 40 years on the straight-line method. The company continually evaluates the reasonableness of its amortization for intangibles. In addition, if it becomes probable that expected future undiscounted cash flows associated with intangible assets are less than their carrying value, the assets are written down to their fair value.

 Environmental Liabilities and Expenditures

  Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities are exclusive of claims against third parties and are not discounted.

  In general, costs related to environmental remediation are charged to expense. Environmental costs are capitalized if the costs increase the value of the property and/or mitigate or prevent contamination from future operations.

 Income Taxes

  The provision for income taxes has been determined using the asset and liability approach to accounting for income taxes. Under that approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the company's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

  Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except in cases in which earnings of foreign subsidiaries are deemed to be permanently invested. Investment tax credits or grants are accounted for in the period earned (the flow-through method).

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

 Foreign Currency Translation

  The company has determined that the U.S. dollar is the "functional currency" of its worldwide operations. Foreign currency asset and liability amounts are translated into U.S. dollars at end-of-period exchange rates, except for inventories, prepaid expenses and property, plant and equipment, which are translated at historical rates. Income and expenses are translated at average exchange rates in effect during the year, except for expenses related to balance sheet amounts that are translated at historical exchange rates. The company routinely uses forward exchange contracts to hedge its net exposures, by currency, related to the foreign currency-denominated monetary assets and liabilities of its operations. Exchange gains and losses, net of their related tax effects, are included in income in the period in which they occur.

  In addition, the company from time to time enters into forward exchange contracts and similar agreements to effectively convert firm foreign currency commitments to U.S. dollar-denominated transactions. Gains and losses on these specific commitment hedges are deferred and included in the measurement of the related foreign currency transactions.

  In the Consolidated Statement of Cash Flows, the company reports the cash flows resulting from its hedging activities in the same category as the related item that is being hedged.

 Interest Rate Swap Agreements

  The company enters into interest rate swap agreements as part of its program to manage the fixed and floating interest rate mix of its total debt portfolio and related overall cost of borrowing. The differential to be paid or received is accrued as interest rates change and is recognized in income over the life of the agreements.

 Commodity Hedges and Trading

  The company enters into commodity futures contracts to hedge its exposure to price fluctuations on anticipated crude oil, refined products and natural gas transactions and certain raw material purchases. Gains and losses on these hedge contracts are deferred and included in the measurement of the related transaction. From time to time, on a limited basis, the company also purchases and sells petroleum-based futures contracts for trading purposes. Changes in the market values of these trading contracts are reflected in income in the period the change occurs.

 Reclassifications

  Certain reclassifications of prior years' data have been made to conform to 1994 classifications.

2. OTHER INCOME

                                                                  1994 1993 1992
                                                                  ---- ---- ----
   Royalty income................................................ $ 95 $111 $118
   Interest income, net of miscellaneous interest expense........  111  160  178
   Equity in earnings of affiliates (see Note 14)................  361  121  216
   Sales of assets...............................................   92  198   40
   Miscellaneous income and expenses--net........................  267  153    1
                                                                  ---- ---- ----
                                                                  $926 $743 $553
                                                                  ==== ==== ====

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
3. FUNGICIDE RECALL AND CLAIMS PROVISION

  During 1991, the company initiated a stop-sale and recall of "Benlate" DF 50 fungicide. The company accrued $175, $200 and $212 in 1994, 1993 and 1992, respectively, for estimated costs in excess of insurance coverage. The related liability included in the Consolidated Balance Sheet is not reduced by the amounts of any expected insurance recoveries. Adverse changes in estimates for such costs could result in additional future charges.

4. INTEREST AND DEBT EXPENSE

                                                                 1994 1993 1992
                                                                 ---- ---- ----
   Interest and debt cost incurred.............................. $703 $825 $860
   Less: Interest and debt cost capitalized.....................  143  194  194
   Foreign currency adjustments*................................    1   37   23
                                                                 ---- ---- ----
                                                                 $559 $594 $643
                                                                 ==== ==== ====

- --------
* Represents exchange gains associated with local currency borrowings in hyperinflationary economies. These amounts effectively offset the related inflationary interest expense arising from currency devaluations.

  Interest paid (net of amounts capitalized) was $598 in 1994, $614 in 1993 and $611 in 1992.

5. TAXES OTHER THAN ON INCOME

                                                            1994   1993   1992
                                                           ------ ------ ------
   Petroleum excise taxes (also included in Sales):
    U.S................................................... $1,049 $  803 $  709
    Non-U.S...............................................  4,242  3,674  3,799
   Payroll taxes..........................................    424    443    459
   Property taxes.........................................    202    201    201
   Import duties..........................................    159    151    146
   Production and other taxes.............................    139    151    162
                                                           ------ ------ ------
                                                           $6,215 $5,423 $5,476
                                                           ====== ====== ======

6. RESTRUCTURING CHARGES AND WRITE-DOWN OF INTANGIBLE ASSETS

  Restructuring charges are directly related to management decisions to reduce worldwide employment levels and realign worldwide production and support facilities in order to improve productivity and competitiveness. Charges principally reflect employee separation costs, costs of shutting down certain facilities and contract cancellation costs.

  In the third quarter of 1993, the company recorded a restructuring charge of $1,621. The principal component of this charge related to employee separation costs of $665. This charge was for the involuntary and voluntary termination of approximately 10,900 employees, and was based on plans that identified the number of employees to be terminated, their functions and their businesses. Substantially all of this charge was for estimated termination payments and enhanced benefit costs for terminated employees. As of December 31, 1994, almost 9,000 employees have been terminated under this program and about $420 has been settled and charged against the related $665 liability. In addition, during the fourth quarter 1994, the

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
restructuring reserve balance was reduced by $45 principally to reflect lower estimates for employee separation costs and a reduction of about 500 in the number of employees to be terminated. As a result, about $200 remains as a liability in the company's Consolidated Balance Sheet at December 31, 1994. This $200 balance includes certain termination payments for former employees that extend beyond December 31, 1994 under the terms of various separation agreements, in addition to the liability for employees yet to be terminated. All restructuring plans have been announced, and most of the remaining 1,400 employee terminations will be in Europe. The majority of these employees will be terminated during 1995, and the program will be completed in 1997 concurrent with the last plant closing.

  The remaining portion of the restructuring charge, $956, is related to asset write-downs and facility shutdowns, principally:

    a) The decision to discontinue the manufacture of silver halide films in New Jersey and to consolidate manufacturing at existing facilities in Germany and North Carolina. A charge of $330 was recorded to fully reserve discontinued facilities and to cover other costs directly associated with manufacturing and product line rationalizations of the printing and publishing business;

    b) Write-downs of operating assets to be sold, specifically, certain North American petroleum-producing properties. The petroleum properties were written down by $233 to their estimated net realizable value, generally based on their respective estimated selling prices;

    c) The write-down of a polymers plant in Texas by $102 to its estimated net realizable value. This charge covered the net book value of the facilities and estimated dismantlement costs less estimated salvage proceeds since it was uncertain at that time whether an appropriate buyer could be identified. This plant was subsequently sold as discussed below;

    d) Charges of $108 related to restructuring by an equity affiliate, write-off of chlorofluorocarbon (CFC) manufacturing facilities in South America, and contract cancellations; and

    e) A write-off of $70 associated with rationalization of certain fibers facilities in the United States, Europe and South America.

  This portion of the restructuring, after 1994 adjustments described below, is expected to be essentially completed in 1995. The related reserve balances at year-end 1994 were about $100.

  In the fourth quarter 1992, the company recorded charges of $475 for termination incentives and payments, as well as certain other charges, related to business restructuring. During 1994, an additional $25 charge was recorded to reflect higher-than-projected employee termination costs. This restructuring is complete.

 Adjustments of 1993 Restructuring Charges

  1994 earnings included a $167 benefit associated with several adjustments of restructuring provisions established in September 1993. Revisions related to asset write-downs and facility shutdowns totaled $122 and reflected higher-than-anticipated proceeds from the disposal of a portion of a plant previously written down, continuation of CFC operations in South America, at the request of local government, to allow for an orderly transition to alternative products, and further refinement of certain of the other items reflected in the 1993 restructuring charge. In addition, an adjustment of $45 was made to reflect lower estimates for employee separation costs.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

 Write-Down of Intangible Assets

  A charge of $214 was recorded in the third quarter 1993 for the write-down of intangible assets (technology and goodwill) associated with a series of acquisitions made by the printing and publishing business in 1989. Such action was taken when it became probable that undiscounted future cash flows would not be adequate to support carrying values. (See Note 1, "Intangible Assets.")

7. PROVISION FOR INCOME TAXES

  Effective January 1, 1992, the company adopted SFAS No. 109, "Accounting for Income Taxes." On adoption, the company recorded an increase in deferred tax liabilities at January 1, 1992 and a charge to income of $1,045, principally to provide deferred taxes for purchase business combinations consummated prior to 1992 for which it was not practicable to adjust all remaining assets and liabilities to pretax amounts. Total income taxes paid worldwide were $1,344 in 1994, $896 in 1993 and $1,213 in 1992.

                                                         1994   1993    1992
                                                        ------  -----  -------
   Current tax expense:
    U.S. federal....................................... $  337  $ 321  $    34
    U.S. state and local...............................     47     21        5
    Non-U.S............................................  1,023    758      857
                                                        ------  -----  -------
     Total.............................................  1,407  1,100      896
                                                        ------  -----  -------
   Deferred tax expense:
    U.S. federal.......................................    497   (486)    (319)
    U.S. state and local...............................    (55)   (53)     (35)
    Non-U.S............................................   (136)  (198)     133
                                                        ------  -----  -------
     Total.............................................    306   (737)    (221)
                                                        ------  -----  -------
   Other(1)............................................    (58)    29      161
                                                        ------  -----  -------
   Provision for Income Taxes (Excluding Extraordinary
    Item and Transition Effect of Accounting Change)...  1,655    392      836
   Extraordinary Item..................................    --      (7)     (39)
   Transition Effect of Change in Accounting for
    Postretirement Benefits Other Than Pensions........    --     --    (2,130)
   Stockholders' Equity(2).............................    (26)   (20)     (11)
                                                        ------  -----  -------
     Total Provision................................... $1,629  $ 365  $(1,344)
                                                        ======  =====  =======

- --------
(1) Represents exchange (gains)/losses associated with the company's hedged non-U.S. tax liabilities. These amounts offset the tax effect arising from related hedging activities. The 1992 amount also includes $97 representing exchange gains on unhedged non-U.S. deferred tax liabilities established in conjunction with the adoption of SFAS No. 109. Excluding this item, exchange gains and losses, net of their related tax effects, were not material in the periods presented.
(2) Represents tax benefit of certain stock compensation amounts that are deductible for income tax purposes but do not affect net income.

  Deferred income taxes result from temporary differences between the financial and tax bases of the company's assets and liabilities. The tax effects of temporary differences and tax loss/tax credit carryforwards included in the deferred income tax provision (excluding extraordinary item and transition effect of accounting change) are as follows:

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                           1994   1993   1992
                                                           -----  -----  -----
   Depreciation........................................... $ 144  $(105) $ 232
   Accrued employee benefits..............................   (19)   (69)   (69)
   Other accrued expenses.................................   185   (346)   (67)
   Intangible drilling costs..............................   (48)   (68)    10
   Inventory..............................................   (87)   109    (53)
   Unrealized exchange gains/(losses).....................   103    (22)  (125)
   Investment in subsidiaries and affiliates..............    (7)    (4)   --
   Other temporary differences............................    33     30    (55)
   Tax loss/tax credit carryforwards......................    90      4   (103)
   Valuation allowance change--net........................    17      8      9
   Tax rate changes.......................................   --    (274)   --
   Tax status changes.....................................  (105)   --     --
                                                           -----  -----  -----
                                                           $ 306  $(737) $(221)
                                                           =====  =====  =====

  The significant components of deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:

                                                  1994              1993
                                            ----------------- -----------------
   DEFERRED TAX                             ASSET   LIABILITY ASSET   LIABILITY
   ------------                             ------  --------- ------  ---------
   Depreciation............................ $  --    $2,940   $  --    $2,808
   Accrued employee benefits...............  2,873      630    2,875      651
   Other accrued expenses..................    782        4      963      --
   Intangible drilling costs...............    --       289      --       337
   Inventory...............................    174      310      107      330
   Unrealized exchange gains...............    --        19       85      --
   Tax loss/tax credit carryforwards.......    395      --       590      --
   Investment in subsidiaries and
    affiliates.............................     37      125       34      130
   Other...................................    331      835      352      878
                                            ------   ------   ------   ------
   Total...................................  4,592   $5,152    5,006   $5,134
                                                     ======            ======
   Less: Valuation allowance...............   (357)             (445)
                                            ------            ------
   Net..................................... $4,235            $4,561
                                            ======            ======

  Current deferred tax liabilities (included in the Consolidated Balance Sheet caption "Income Taxes") were $63 and $67 at December 31, 1994 and 1993, respectively. In addition, deferred tax assets of $82 and $198 were included in Other Assets at December 31, 1994 and 1993, respectively (see Note 15).

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

  An analysis of the company's effective income tax rate (excluding extraordinary item and transition effect of accounting changes) follows:

                                                       1994     1993      1992
                                                       ----     -----     ----
   Statutory U.S. federal income tax rate............. 35.0%     35.0%    34.0%
   Higher effective tax rate on non-U.S. operations
    (principally Petroleum)...........................  9.9      51.9     20.5
   Lower effective tax rate on operations within U.S.
    possessions....................................... (1.1)     (5.6)    (2.4)
   Alternative fuels credit........................... (2.1)     (6.9)    (2.0)
   Tax rate changes...................................  --      (28.6)(1)  --
   Tax status changes................................. (2.4)(2)   --       --
   Other--net......................................... (1.5)     (4.9)    (3.9)
                                                       ----     -----     ----
   Effective income tax rate.......................... 37.8%     40.9%    46.2%
                                                       ====     =====     ====

- --------
(1) Reflects a net tax benefit of $265, arising principally from U.K. Petroleum Revenue Tax law revisions.
(2) Reflects a tax valuation allowance benefit of $105 related to a change in tax status resulting from a transfer of properties among certain North Sea affiliates.

  Earnings before income taxes shown below are based on the location of the corporate unit to which such earnings are attributable. However, since such earnings are often subject to taxation in more than one country, the income tax provision shown above as U.S. or non-U.S. does not correspond to the earnings set forth below.

                                                           1994   1993    1992
                                                          ------ ------  ------
   U.S. (including exports).............................. $2,651 $ (167) $  136
   Other regions.........................................  1,731  1,125   1,675
                                                          ------ ------  ------
                                                          $4,382 $  958  $1,811
                                                          ====== ======  ======

  At December 31, 1994, unremitted earnings of non-U.S. subsidiaries totaling $4,333 were deemed to be permanently invested. No deferred tax liability has been recognized with regard to the remittance of such earnings. It is not practicable to estimate the income tax liability that might be incurred if such earnings were remitted to the United States.

  Under the tax laws of various jurisdictions in which the company operates, deductions or credits that cannot be fully utilized for tax purposes during the current year may be carried forward, subject to statutory limitations, to reduce taxable income or taxes payable in a future year. At December 31, 1994, the tax effect of such carryforwards approximated $395. Of this amount, $176 has no expiration date, $20 expires in 1995, $139 expires after 1995 but before 2001 and $60 expires between 2001 and 2010.

8. EXTRAORDINARY CHARGE FROM EARLY EXTINGUISHMENT OF DEBT

  In 1993, there was a charge of $11, net of a tax benefit of $7, for the redemption of $285 of outstanding debentures. In 1992, outstanding debt of $603 was redeemed with a resulting charge of $69, net of a tax benefit of $39. Charges principally represent call premium and unamortized discount, respectively.

9. EARNINGS PER SHARE OF COMMON STOCK

  Earnings per share are calculated on the basis of the following average number of common shares outstanding: 1994--679,999,916; 1993--676,622,115; and
1992--673,454,935.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

10. CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES

  Cash equivalents represent investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest, which approximates fair value because of the short maturity of these instruments. Cash and cash equivalents are used in part to support a portion of the company's commercial paper program.

  Marketable securities represent investments in fixed and variable rate financial instruments classified as available-for-sale securities and reported at fair value.

11. ACCOUNTS AND NOTES RECEIVABLE

                                                                    DECEMBER 31
                                                                   -------------
                                                                    1994   1993
                                                                   ------ ------
     Trade--net of allowances of $86 in 1994 and $97 in 1993...... $4,244 $4,020
     Miscellaneous................................................    969    874
                                                                   ------ ------
                                                                   $5,213 $4,894
                                                                   ====== ======

  Accounts and notes receivable are carried at amounts which approximate fair value.

  See Note 30 for a description of business segment markets and associated concentrations of credit risk.

12. INVENTORIES

                                                                    DECEMBER 31
                                                                   -------------
                                                                    1994   1993
                                                                   ------ ------
     Chemicals.................................................... $  237 $  250
     Fibers.......................................................    677    571
     Polymers.....................................................    617    550
     Petroleum....................................................  1,365  1,367
     Diversified Businesses.......................................  1,073  1,080
                                                                   ------ ------
                                                                   $3,969 $3,818
                                                                   ====== ======

  The excess of replacement or current cost over stated value of inventories for which cost has been determined under the LIFO method approximated $819 and $766 at December 31, 1994 and 1993, respectively. In the aggregate, the market value of the company's vertically integrated petroleum and petroleum-based chemical products exceeds cost. Inventories valued at LIFO comprised 88 percent and 87 percent of consolidated inventories before LIFO adjustment at December 31, 1994 and 1993, respectively.

  The liquidation of LIFO inventory quantities carried in the aggregate at lower costs prevailing in prior years increased 1993 net income by about $50 ($.07 per share).

13. PROPERTY, PLANT AND EQUIPMENT

                                                                   DECEMBER 31
                                                                 ---------------
                                                                  1994    1993
                                                                 ------- -------
     Chemicals.................................................. $ 5,086 $ 4,984
     Fibers.....................................................  10,574  10,280
     Polymers...................................................   7,827   7,742
     Petroleum..................................................  17,999  17,698
     Diversified Businesses.....................................   5,377   5,265
     Corporate..................................................   1,975   1,957
                                                                 ------- -------
                                                                 $48,838 $47,926
                                                                 ======= =======

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
  Property, plant and equipment includes gross assets acquired under capital leases of $148 and $72 at December 31, 1994 and 1993, respectively; related amounts included in accumulated depreciation, depletion and amortization were $88 and $57 at December 31, 1994 and 1993, respectively.

14. SUMMARIZED FINANCIAL INFORMATION FOR AFFILIATED COMPANIES

  Summarized combined financial information for affiliated companies for which DuPont uses the equity method of accounting (see Note 1, "Basis of Consolidation") is shown below on a 100 percent basis. The most significant of these affiliates are CONSOL Energy Inc. and The DuPont Merck Pharmaceutical Company; DuPont has a 50 percent equity ownership in each of these companies. Dividends received from equity affiliates were $326 in 1994, $243 in 1993 and $124 in 1992.

                                                        YEAR ENDED DECEMBER 31
                                                        -----------------------
   RESULTS OF OPERATIONS                                 1994    1993    1992
   ---------------------                                ------- ------- -------
   Sales*.............................................. $ 9,161 $ 8,030 $ 8,173
   Earnings before income taxes........................     947     446     771
   Net Income..........................................     732     252     568
   DuPont's equity in earnings of affiliates (see Note
    2).................................................     361     121     216
                                                        ======= ======= =======

- --------
*Includes sales to DuPont of $828 in 1994, $752 in 1993 and $803 in 1992.

                                                                   DECEMBER 31
                                                                  --------------
     FINANCIAL POSITION                                            1994    1993
     ------------------                                           ------- ------
     Current assets.............................................. $ 3,254 $2,703
     Noncurrent assets...........................................   8,147  6,813
                                                                  ------- ------
       Total assets.............................................. $11,401 $9,516
                                                                  ------- ------
     Short-term borrowings*...................................... $   648 $  475
     Other current liabilities...................................   2,065  1,820
     Long-term borrowings*.......................................   2,590  2,220
     Other long-term liabilities.................................   2,934  2,847
                                                                  ------- ------
       Total liabilities......................................... $ 8,237 $7,362
                                                                  ------- ------
     DuPont's investment in affiliates (includes advances)....... $ 1,662 $1,607
                                                                  ------- ------

- --------
* DuPont's pro rata interest in total borrowings was $1,220 in 1994 and $985 in 1993, of which $599 in 1994 and $388 in 1993 was guaranteed by the company. These amounts are included in the guarantees disclosed in Note 28.

15. OTHER ASSETS

                                                                   DECEMBER 31
                                                                  -------------
                                                                   1994   1993
                                                                  ------ ------
     Prepaid pension cost (see Note 26).......................... $1,502 $1,384
     Intangible assets...........................................    225    278
     Other securities and investments............................    508    474
     Deferred income taxes (see Note 7)..........................     82    198
     Miscellaneous...............................................    685    790
                                                                  ------ ------
                                                                  $3,002 $3,124
                                                                  ====== ======

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
  Other securities and investments includes $351 and $391 at December 31, 1994 and 1993, respectively, representing marketable securities classified as available for sale and reported at fair value. The remainder represents numerous small investments in securities for which there are no quoted market prices and for which it is not practicable to determine fair value. Such securities are reported at cost.

16. ACCOUNTS PAYABLE

                                                                    DECEMBER 31
                                                                   -------------
                                                                    1994   1993
                                                                   ------ ------
     Trade........................................................ $1,847 $1,675
     Payables to banks............................................    321    264
     Compensation awards..........................................    222     94
     Other........................................................    344    411
                                                                   ------ ------
                                                                   $2,734 $2,444
                                                                   ====== ======

  Payables to banks represents checks issued on certain disbursement accounts but not presented to the banks for payment. The reported amounts approximate fair value because of the short maturity of these obligations.

17. SHORT-TERM BORROWINGS AND CAPITAL LEASE OBLIGATIONS

                                                                   DECEMBER 31
                                                                  -------------
                                                                   1994   1993
                                                                  ------ ------
     Commercial paper(1)......................................... $  450 $  325
     Bank borrowings:
      U.S. dollars...............................................    --      25
      Other currencies(2)........................................    264    395
     Master notes................................................    --     495
     Medium-term notes payable within one year...................    519    853
     Long-term borrowings payable within one year(3).............    --     636
     Industrial development bonds payable on demand..............     51     50
     Capital lease obligations...................................      8     17
                                                                  ------ ------
                                                                  $1,292 $2,796
                                                                  ====== ======

- --------
(1) An interest rate swap effectively converted $50 of these floating rate borrowings to a fixed rate obligation at December 31, 1994 and 1993, as part of the program to manage the fixed and floating interest rate mix of total borrowings. The interest rate was 8.3 percent and the remaining maturity was 1.2 years at December 31, 1994.
(2) 1993 includes 1,173 million Norwegian krone borrowing ($158 at the December 31, 1993 exchange rate) with an average interest rate of 5.9 percent.
(3) 1993 includes notes denominated as 125 billion Italian lire with a 12.375 percent Italian lira fixed interest rate. Concurrent with the issuance of these notes, the company entered into interest and principal currency swaps that effectively established a $100 fixed principal amount with a 7.45 percent U.S. dollar fixed interest rate.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

  The estimated fair value of the company's short-term borrowings, including interest rate financial instruments, based on quoted market prices for the same or similar issues or on current rates offered to the company for debt of the same remaining maturities, was $1,300 and $2,900 at December 31, 1994 and 1993, respectively.

  Unused short-term bank credit lines were approximately $1,360 and $2,100 at December 31, 1994 and 1993, respectively. These lines support short-term industrial development bonds, a portion of the company's commercial paper program and other borrowings.

  The weighted average interest rate on short-term borrowings outstanding at December 31, 1994 and 1993 was 5.85% and 4.91%, respectively.

18. OTHER ACCRUED LIABILITIES

                                                                    DECEMBER 31
                                                                   -------------
                                                                    1994   1993
                                                                   ------ ------
   Payroll and other employee benefits............................ $  725 $  694
   Taxes other than on income.....................................    422    380
   Postretirement benefits other than pensions (see Note 25)......    333    343
   Restructuring charges..........................................    219    810
   Miscellaneous..................................................  1,431  1,651
                                                                   ------ ------
                                                                   $3,130 $3,878
                                                                   ====== ======

19. LONG-TERM BORROWINGS AND CAPITAL LEASE OBLIGATIONS

                                                                   DECEMBER 31
                                                                  -------------
                                                                   1994   1993
                                                                  ------ ------
   U.S. dollar:
    Industrial development bonds due 2001-2024................... $  295 $  234
    Medium-term notes due 1995-2005(1)...........................    592    837
    8.50% notes due 1996.........................................    251    252
    8.45% notes due 1996.........................................    300    300
    8.65% notes due 1997.........................................    300    300
    8.50% notes due 1998.........................................    302    302
    7.50% notes due 1999.........................................    303    304
    9.15% notes due 2000(2)......................................    306    307
    6.00% debentures due 2001 ($660 face value, 13.95% yield to
     maturity)...................................................    430    411
    6.75% notes due 2002(3)......................................    299    299
    8.00% notes due 2002.........................................    253    254
    8.50% notes due 2003(2)......................................    300    300
    8.13% notes due 2004.........................................    331    349
    8.25% notes due 2006.........................................    282    299
    8.25% debentures due 2022....................................    372    399
    7.95% debentures due 2023(3).................................    299    299
    7.50% debentures due 2033(3).................................    247    247
   6.25% Swiss franc notes due 2000(4)...........................    103    103
   Other loans (various currencies) due 1995-2005(5).............    725    701
   Capital lease obligations.....................................     86     34
                                                                  ------ ------
                                                                  $6,376 $6,531
                                                                  ====== ======

- --------
(1) Average interest rates at December 31, 1994 and 1993 were 7.5 percent and
    6.8 percent, respectively.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
(2) The company entered into an interest rate swaption agreement for each of these notes as part of the program to manage the fixed and floating interest rate mix of total borrowings. Each agreement gives the swaption counterparty the one-time option to put the company into an interest rate swap with a notional amount of $300, whereby the company would, over the remaining term of the notes, receive fixed rate payments essentially equivalent to the fixed interest rate of the underlying notes, and pay the counterparty a floating rate of interest essentially equivalent to the rate the company pays on its commercial paper. If exercised, the swaptions would effectively convert the notes to a floating rate obligation over the remaining maturity of the notes. The premium received from the counterparties for these swaptions is being amortized to income, using the effective interest method, over the remaining maturity of the notes. The fair value and carrying value of these swaptions at December 31, 1994 and 1993 were not material.
(3) Interest rate swaps effectively converted $775 of these notes and debentures to a floating rate obligation as part of the program to manage the fixed and floating interest rate mix of total borrowings. The remaining average maturity of these swaps was 2.2 years at December 31, 1994.
(4) Represents notes denominated as 150 million Swiss francs with a 6.25 percent Swiss franc fixed interest rate. Concurrent with the issuance of these notes, the company entered into an interest and principal currency swap that effectively established a $103 fixed principal amount with a 6.9 percent U.S. dollar fixed interest rate.
(5) Includes notes denominated as 160 million Australian dollars with a 16.5 percent Australian dollar fixed interest rate issued by the company's majority-owned Canadian subsidiary, which were effectively converted to a Canadian dollar borrowing with an implicit 12.43 percent Canadian dollar fixed interest rate. Also includes a loan of 190 million pounds sterling ($296 and $292 at the respective 1994 and 1993 year-end exchange rates) with a floating money market-based interest rate.

  Average interest rates on industrial development bonds and on other loans (various currencies) were 6.1 percent and 7.3 percent at December 31, 1994, and
6.0 percent and 7.4 percent at December 31, 1993.

  Maturities of long-term borrowings, together with sinking fund requirements in each of the four years after December 31, 1995, are as follows:

        1996............ $908                1998............ $407
        1997............ $798                1999............ $443

  The estimated fair value of the company's long-term borrowings, including interest rate financial instruments, based on quoted market prices for the same or similar issues or on current rates offered to the company for debt of the same remaining maturities was $6,600 and $7,500 at December 31, 1994 and 1993, respectively.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

20. LEASES

  The company uses various leased facilities and equipment in its operations. The company's future minimum lease payments under operating and capital leases, together with the present value of the net minimum capital lease payments at December 31, 1994, are as follows:

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES*
                                                               ------- ---------
   Minimum lease payments for years ending December 31:
    1995......................................................  $ 20    $  290
    1996......................................................    16       224
    1997......................................................    11       182
    1998......................................................    11       156
    1999......................................................    11       124
    Remainder.................................................   104       673
                                                                ----    ------
                                                                 173    $1,649
                                                                        ======
    Less: Estimated executory costs...........................     7
                                                                ----
   Net minimum lease payments.................................   166
    Less: Imputed interest....................................    72
                                                                ----
   Present value of net minimum lease payments................    94
    Due in 1995...............................................     8
                                                                ----
    Due after 1995............................................  $ 86
                                                                ====

- --------
* Minimum lease payments have not been reduced by minimum sublease rentals due in the future under noncancelable subleases related to operating leases in the amount of $102.

  Rental expense under operating leases was $355 in 1994, $429 in 1993 and $453 in 1992.

21. OTHER LIABILITIES

   DECEMBER 31                                                     1994   1993
   -----------                                                    ------ ------
   Accrued postretirement benefits cost (see Note 25)............ $6,058 $5,998
   Reserves for employee-related costs...........................    937    989
   Miscellaneous.................................................  1,443  1,213
                                                                  ------ ------
                                                                  $8,438 $8,200
                                                                  ====== ======

22. STOCKHOLDERS' EQUITY

  Shares of new common stock issued in connection with employee compensation and benefit plans were 3,427,507 in 1994, 2,569,201 in 1993 and 3,766,099 in
1992.

23. COMPENSATION PLANS

  In 1990, the board of directors approved the adoption of a worldwide Corporate Sharing Program. Under the program, in February 1991, essentially all employees each received a one-time grant of options to acquire 100 shares of DuPont common stock at the fair market value ($38.25 per share) at date of grant. Common shares subject to option under this Plan are as follows:

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                   1994       1993       1992
                                                 --------- ---------- ----------
   Outstanding at January 1..................... 8,916,709 10,525,892 12,693,600
   Options:
    Exercised................................... 2,199,142  1,534,403  1,960,028
    Terminated..................................    43,215     74,780    207,680
   Outstanding at December 31................... 6,674,352  8,916,709 10,525,892

  In January 1995, the board of directors approved the worldwide 1995 Corporate Sharing Program and awarded to essentially all employees a one-time grant of options to acquire 100 shares of DuPont common stock at the fair market value ($57 per share) on the date of grant.

  Awards for 1994 under the DuPont Stock Performance Plan (granted to key employees in 1995) consisted of 3,133,091 options to acquire DuPont common stock at fair market value of $55.50 per share. Payment of the purchase price must be made in cash or in DuPont common stock (at fair market value on the date of exercise). Common shares subject to option under this Plan are as follows:

                                                   1994       1993       1992
                                                ---------- ---------- ----------
   Outstanding at January 1.................... 14,553,921 13,594,606 13,822,375
   Options granted.............................  2,324,720  2,160,360  2,425,130
    Average price..............................     $52.50     $46.01     $49.21
   Options exercised...........................  1,954,064  1,092,473  2,456,592
    Average price..............................     $32.46     $27.77     $26.78
   Options expired or terminated...............    229,677    108,572    196,307
   At December 31:
    Participants...............................      1,318      1,226      1,188
    Options outstanding........................ 14,694,900 14,553,921 13,594,606
    Average price..............................     $40.83     $37.62     $35.47
    Options exercisable........................ 12,384,780 12,418,711 11,202,016
    Shares available for option................ 27,527,631 26,215,426 25,092,886

  At December 31, 1994, there were 559,463 stock appreciation rights (SARs) outstanding, at an average option price of $32.51 per share. SARs may be exercised only in tandem with the exercise of an accompanying stock option. As each SAR is exercised, one additional stock option is cancelled. Expiration dates for outstanding options and SARs ranged from February 17, 1995 to September 20, 2004.

  Awards under the Variable Compensation Plan may be granted in stock and/or cash to employees who have contributed most in a general way to the company's success, consideration being given to ability to succeed to more important managerial responsibility. Such awards were $208 for 1994, $87 for 1993 and $87 for 1992. Amounts credited to the Variable Compensation Fund are dependent on company earnings, and are subject to maximum limits as defined by the Plan. The amounts credited to the fund were $220 in 1994, $89 in 1993 and $85 in 1992. In accordance with the terms of the Variable Compensation Plan and similar plans of subsidiaries, 1,326,922 shares of common stock were awaiting delivery from awards for 1994 and prior years.

24. INVESTMENT ACTIVITIES

  Payments for businesses acquired in 1993 include $380 as part of the third quarter acquisition of Imperial Chemical Industries P.L.C.'s worldwide nylon business. In addition to the cash payment, a deferred payment

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
of $93 was reflected in Other Liabilities. Of the total purchase price, $259 and $170 were reflected in property, plant and equipment and inventories, respectively.

  In 1994, there were no individually material items included in Proceeds from Sales of Assets. Proceeds from sales in 1993 principally include $270 from the sale of the connector systems business, $280 from the sale of the acrylics business and $300 from the sale of the Remington Arms Company. Assets sold in connection with these sales amounted to $656, of which $336 was property, plant and equipment with the remainder divided about equally between inventories and other current assets.

25. OTHER POSTRETIREMENT BENEFITS

  The parent company and certain subsidiaries provide medical, dental and life insurance benefits to pensioners and survivors. The associated plans are unfunded, and approved claims are paid from company funds. Under the terms of the benefit plans, the company reserves the right to change, modify or discontinue the plans.

  In 1992, the company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Medical, dental and life insurance costs for these plans and related disclosures are determined under the provisions of SFAS No. 106. Cash expenditures are not affected by this accounting change. At January 1, 1992, the accumulated postretirement benefit obligation was $5,990, and related accrued liabilities were $68, resulting in a transition charge of $5,922. Other postretirement benefits cost includes the following components:

                                                         HEALTH   LIFE
                                                          CARE  INSURANCE TOTAL
                                                         ------ --------- -----
   1994
   Service cost--benefits allocated to current period...  $ 56    $ 17    $ 73
   Interest cost on accumulated postretirement benefit
    obligation..........................................   288      77     365
   Amortization of net gains and prior service credit...   (78)      8     (70)
                                                          ----    ----    ----
   Other postretirement benefits cost...................  $266    $102    $368
                                                          ====    ====    ====
   1993
   Service cost--benefits allocated to current period...  $ 55    $ 12    $ 67
   Interest cost on accumulated postretirement benefit
    obligation..........................................   305      69     374
   Amortization of net gains and prior service credit...   (94)    --      (94)
                                                          ----    ----    ----
   Other postretirement benefits cost...................  $266    $ 81    $347
                                                          ====    ====    ====
   1992
   Service cost--benefits allocated to current period...  $ 82    $ 11    $ 93
   Interest cost on accumulated postretirement benefit
    obligation..........................................   431      67     498
                                                          ----    ----    ----
   Other postretirement benefits cost...................  $513    $ 78    $591
                                                          ====    ====    ====

  The lower health care costs in 1994 and 1993 versus 1992 were due to changes in the company's health care benefits programs in the United States, which were announced on December 31, 1992. These changes provide for increased cost control through prevention and managed care, and for increased cost sharing by employees and pensioners. The impact of these changes resulted in an unrecognized prior service credit of $1,219 at the beginning of 1993; the accumulated postretirement benefit obligation was reduced by a similar amount.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

  The following provides a reconciliation of the accumulated postretirement benefit obligation to the liabilities reflected in the balance sheet at December 31, 1994 and 1993.

                                                    HEALTH     LIFE
                                                     CARE    INSURANCE  TOTAL
                                                    -------  --------- -------
   1994
   Accumulated postretirement benefit obligation
    for:
    Current pensioners and survivors............... $(2,366)  $  (570) $(2,936)
    Fully eligible employees.......................    (139)      --      (139)
    Other employees................................    (674)     (319)    (993)
                                                    -------   -------  -------
                                                     (3,179)     (889)  (4,068)
   Unrecognized net loss/(gain)....................  (1,267)        3   (1,264)
   Unrecognized prior service credit...............  (1,059)      --    (1,059)
                                                    -------   -------  -------
   Accrued postretirement benefits cost............ $(5,505)  $  (886) $(6,391)
                                                    =======   =======  =======
   Amount included in Other Accrued Liabilities
    (see Note 18)..................................                    $   333
                                                                       =======
   Amount included in Other Liabilities (see Note
    21)............................................                    $ 6,058
                                                                       =======
   1993
   Accumulated postretirement benefit obligation
    for:
    Current pensioners and survivors............... $(2,993)  $  (692) $(3,685)
    Fully eligible employees.......................    (146)      --      (146)
    Other employees................................    (934)     (404)  (1,338)
                                                    -------   -------  -------
                                                     (4,073)   (1,096)  (5,169)
   Unrecognized net loss/(gain)....................    (285)      252      (33)
   Unrecognized prior service credit...............  (1,139)      --    (1,139)
                                                    -------   -------  -------
   Accrued postretirement benefits cost............ $(5,497)  $  (844) $(6,341)
                                                    =======   =======  =======
   Amount included in Other Accrued Liabilities
    (see Note 18)..................................                    $   343
                                                                       =======
   Amount included in Other Liabilities (see Note
    21)............................................                    $ 5,998
                                                                       =======

  The health care accumulated postretirement benefit obligation was determined at December 31, 1994 using a health care cost escalation rate of 8 percent decreasing to 5 percent over 8 years and at December 31, 1993 using a health care escalation rate of 10 percent decreasing to 5 percent over 10 years. The assumed long-term rate of compensation increase used for life insurance was 5 percent. The discount rate was 9 percent at December 31, 1994 and 7.25 percent at December 31, 1993. A one-percentage-point increase in the health care cost escalation rate would have increased the accumulated postretirement benefit obligation by $251 at December 31, 1994, and the 1994 other postretirement benefit cost would have increased by $44.

26. PENSIONS

  The company has noncontributory defined benefit plans covering substantially all U.S. employees. The benefits for these plans are based primarily on years of service and employees' pay near retirement. The company's funding policy is consistent with the funding requirements of federal law and regulations.

  Pension coverage for employees of the company's non-U.S. consolidated subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

  Net pension cost/(credit) for defined benefit plans includes the following components:

                                1994              1993              1992
                           ----------------  ----------------  ----------------
Service cost--benefits
 earned during the peri-
 od......................           $   380           $   301           $   283
Interest cost on pro-
 jected benefit obliga-
 tion....................             1,079             1,038               980
Return on assets:
 Actual (gain)/loss......  $   214           $(1,880)          $(1,055)
 Deferred gain/(loss)....   (1,540)  (1,326)     617   (1,263)    (164)  (1,219)
                           -------           -------           -------
Amortization of net gains
 and prior service cost..               (91)             (123)             (127)
                                    -------           -------           -------
Net pension
 cost/(credit)...........           $    42           $   (47)          $   (83)
                                    =======           =======           =======

  The change in the annual pension cost/(credit) was primarily due to the discount rate used to determine the present value of future benefits and the return on pension trust assets.

  The funded status of these plans was as follows:

                                                DECEMBER 31
                                    --------------------------------------
                                          1994                1993
                                    ------------------  ------------------
Actuarial present value of:
 Vested benefit obligation......... $(10,342)           $(11,681)
                                    --------            --------
 Accumulated benefit obligation.... $(10,744)           $(12,177)
                                    --------            --------
 Projected benefit obligation......           $(12,303)           $(14,195)
Plan assets at fair value..........             14,223              15,250
                                              --------            --------
Excess of assets over projected
 benefit obligation................              1,920               1,055
Unrecognized net (gains)(1)........               (877)                (35)
Unrecognized prior service cost....                459                 364
                                              --------            --------
Prepaid pension cost(2)............           $  1,502            $  1,384
                                              ========            ========

- --------
(1) Includes the unamortized balance of $(1,339) and $(1,513) at December 31, 1994 and 1993, respectively, of unrecognized net gain at January 1, 1985, the initial application date of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions."
(2) Excludes the pension liability for unfunded plans of $820 and $744 and the related projected benefit obligation of $1,213 and $1,228 at December 31, 1994 and 1993, respectively.

  For U.S. plans, the projected benefit obligation was determined using a discount rate of 9 percent at December 31, 1994 and 7.25 percent at December 31, 1993, and an assumed long-term rate of compensation increase of 5 percent. The assumed long-term rate of return on plan assets is 9 percent. Plan assets consist principally of common stocks and U.S. government obligations. For non-U.S. plans, no one of which was material, similar economic assumptions were used.

  The Omnibus Budget Reconciliation Act of 1990 permits employers to transfer some of the excess funds from an overfunded pension trust to pay the company portion of certain postretirement health care benefits. The company transferred $260 during 1993 to a special retiree health care account to be used toward the payment of these benefits. This transfer had no impact on earnings (see Note
25).

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

27. DERIVATIVES AND OTHER HEDGING INSTRUMENTS

  The company enters into contractual arrangements (derivatives) in the ordinary course of business to hedge its exposure to foreign currency, interest rate and commodity price risks. The counterparties to these contractual arrangements are major financial institutions. The company is exposed to credit loss in the event of nonperformance by these counterparties. The company manages this exposure to credit loss through credit approvals, limits and monitoring procedures and, to the extent possible, by restricting the period over which unpaid balances are allowed to accumulate. The company does not anticipate nonperformance by counterparties to these contracts, and no material loss would be expected from any such nonperformance. Procedures are in place to regularly monitor and report to management the market and counterparty credit risks associated with these instruments. The company's accounting policies with respect to these financial instrument transactions are set forth in Note 1.

 Foreign Currency

  The company routinely uses forward exchange contracts to hedge its net exposures, by currency, related to the foreign currency-denominated monetary assets and liabilities of its operations. The primary business objective of this hedging program is to maintain an approximately balanced position in foreign currencies so that exchange gains and losses resulting from exchange rate changes, net of related tax effects, are minimized.

  Principal foreign currency exposures and related hedge positions at December 31, 1994 were as follows:

                                                   OPEN CONTRACTS TO
                                                      BUY/(SELL)
                                                   FOREIGN CURRENCY      NET
                                   NET MONETARY    ------------------   AFTER-
                                 ASSET/(LIABILITY)            AFTER-     TAX
  CURRENCY                           EXPOSURE       PRETAX     TAX     EXPOSURE
  --------                       ----------------- --------  --------  --------
British Pound...................      $(1,428)     $  2,306  $  1,427    $(1)
German Mark.....................      $  (593)     $    955  $    595    $ 2
Norwegian Krone.................      $  (564)     $    914  $    567    $ 3
French Franc....................      $   451      $   (620) $   (453)   $(2)
Italian Lira....................      $   205      $   (333) $   (206)   $(1)
Dutch Guilder...................      $   273      $   (355) $   (271)   $ 2
Japanese Yen....................      $  (205)     $    285  $    204    $(1)

  In addition, the company from time to time will enter into forward exchange contracts to establish with certainty the U.S. dollar amount of future firm commitments denominated in a foreign currency. Decisions regarding whether or not to hedge a given commitment are made on a case-by-case basis, taking into consideration the amount and duration of the exposure, market volatility and economic trends. At December 31, 1994, no such commitments were hedged. Forward exchange contracts are also used to manage near-term foreign currency cash requirements and to place foreign currency deposits and marketable securities investments into currencies offering favorable returns. Net cash inflow/(outflow) from settlement of forward exchange contracts was $139, $(84) and $146 for the years 1994, 1993 and 1992, respectively.

 Interest Rates

  The company uses a combination of financial instruments, including interest rate swaps, interest and principal currency swaps and structured medium-term financings, as part of its program to manage the fixed and floating interest rate mix of the total debt portfolio and related overall cost of borrowing.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

  Interest rate swaps involve the exchange of fixed for floating rate interest payments that are fully integrated with underlying fixed rate bonds or notes to effectively convert fixed rate debt into floating rate debt based on LIBOR or commercial paper rates. Interest rate swaps also involve the exchange of floating for fixed rate interest payments that are fully integrated with commercial paper or other floating rate borrowings to effectively convert floating rate debt into fixed rate debt. Both types of interest rate swaps are denominated in U.S. dollars. Interest rate swaps allow the company to maintain a target range of floating rate debt. Notional amounts do not represent the amounts exchanged by the counterparties, and thus are not a measure of market or credit exposure to the company. The amounts exchanged by the counterparties are calculated on the basis of the notional amounts and the fixed and floating interest rates.

  The following interest rate swaps were outstanding at December 31, 1994:

                                                                        WEIGHTED
                                                              WEIGHTED  AVERAGE
                                                     NOTIONAL  AVERAGE    RATE
   TYPE OF SWAP                                       AMOUNT  RATE PAID RECEIVED
   ------------                                      -------- --------- --------
   Pay Fixed, Receive Floating......................   $ 50      8.3%     4.5%
   Pay Floating, Receive Fixed......................   $775      5.4%     5.8%

  These interest rate swaps mature in 1 to 3 years, with a weighted average maturity of 2.1 years.

  Under interest and principal currency swaps, the company receives predetermined foreign currency-denominated payments corresponding, both as to timing and amount, to the fixed or floating interest rate and fixed principal amount to be paid by the company under concurrently issued foreign currency-denominated bonds. In return, the company pays a U.S. dollar-denominated fixed or floating interest rate and a U.S. dollar-denominated fixed principal amount to the counterparty, thereby effectively converting the foreign currency-denominated bonds into U.S. dollar-denominated obligations for both interest and principal. Interest and principal currency swaps allow the company to be fully hedged against fluctuations in currency exchange rates and foreign interest rates and to achieve U.S. dollar fixed or floating interest rate payments below the market interest rate, at the date of issuance, for borrowings of comparable maturity.

  One interest and principal currency swap was outstanding at December 31, 1994 that effectively converted a 150 million Swiss franc borrowing with a 6.25 percent Swiss franc fixed interest rate and a maturity of 2000 to a U.S. dollar fixed principal amount of $103 with a 6.9 percent U.S. dollar fixed interest rate.

  Structured medium-term financings consist of:

a) A structured medium-term note with interest and/or principal payments (denominated in either U.S. dollars or foreign currencies) determined using a specified calculation incorporating changes in currency exchange rates or other financial indices; and

b) A concurrently executed structured medium-term swap that, for any and all calculations of the note's interest and/or principal payments over the term of the note, provides a fully hedged transaction such that the note is effectively converted to a U.S. dollar-denominated fixed or floating interest rate with a U.S. dollar-denominated fixed principal amount. Structured medium-term swaps allow the company to be fully hedged against fluctuations in exchange rates and interest rates and to achieve U.S. dollar fixed or floating interest rate payments below the market interest rate, at the date of issuance, for borrowings of comparable maturity.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

  The face amount of these structured medium-term financings outstanding at December 31, 1994 was $522, with a weighted average interest rate of 6.1 percent, and a weighted average maturity of 1.9 years.

  In addition, the company's majority-owned Canadian subsidiary had a structured medium-term financing outstanding at December 31, 1994 that effectively converted a 160 million Australian dollar borrowing, with a
  16.5 percent Australian dollar fixed interest rate and a maturity of 1996, to a Canadian dollar borrowing with an implicit 12.43 percent Canadian dollar fixed interest rate.

  It is the company's policy that foreign currency bonds and structured medium-term notes will not be issued unless a hedge of the market risks inherent in such borrowings is executed simultaneously with a management-approved, highly credit-worthy counterparty to provide a fully hedged transaction.

  Interest rate financial instruments did not have a material effect on the company's overall cost of borrowing at December 31, 1994 and 1993.

  See also Notes 17 and 19 for additional descriptions of interest rate financial instruments.

 Summary of Outstanding Derivative Financial Instruments

  Set forth below is a summary of the notional amounts, estimated fair values and carrying amounts of outstanding financial instruments at December 31, 1994 and 1993.

  Notional amounts represent the face amount of the contractual arrangements and are not a measure of market or credit exposure. Estimated fair values represent a reasonable approximation of amounts the company would have received from/(paid to) a counterparty at December 31 to unwind the positions prior to maturity. Estimated fair value of forward exchange contracts is based on market prices for contracts of comparable time to maturity. Estimated fair value of swaps represents the present value of remaining net cash flows to maturity under swap agreements, discounted using market-implied future interest rates existing at December 31, 1994 and 1993, respectively. At December 31, 1994, the company had no plans to unwind these positions prior to maturity. Carrying amounts represent the receivable/(payable) recorded in the Consolidated Balance Sheet. See also Notes 10, 11, 15, 16, 17 and 19 for fair values and carrying amounts of other financial instruments.

 Notional Amount, Estimated Fair Value and Carrying Amount of Outstanding Derivative Financial Instruments

                                                    NOTIONAL ESTIMATED  CARRYING
   TYPE OF INSTRUMENT                                AMOUNT  FAIR VALUE  AMOUNT
   ------------------                               -------- ---------- --------
   Forward Exchange Contracts
    December 31, 1994..............................  $7,978     $ 62      $ 73
    1993...........................................   9,181        7        10
   Interest Rate Swaps
    December 31, 1994..............................  $  825     $(47)     $ (1)
    1993...........................................     775       (3)        2
   Interest and Principal Currency Swaps
    December 31, 1994..............................  $  103     $ 21      $ 11
    1993...........................................     204      (24)      (31)
   Structured Medium-Term Swaps
    December 31, 1994..............................  $  646     $ 23      $ 36
    1993...........................................   1,172       30        38

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
  Estimated fair values shown above only represent the value of the hedge or swap component of these transactions, and thus are not indicative of the fair value of the company's overall hedged position. The estimated fair value of the company's total debt portfolio, based on quoted market prices for the same or similar issues or on current rates offered to the company for debt of the same remaining maturities, was $7,900 and $10,400 at December 31, 1994 and 1993, respectively. The improvement in fair value of $2,500 in 1994 was primarily due to lower borrowing levels and the change in the interest rate environment. As fully hedged transactions, the estimated fair values of the integrated debt and interest rate financial instruments do not affect income and are not recorded in the financial statements, but rather only represent the amount to unwind the debt and financial instruments at a specific point in time prior to maturity.

 Commodity Hedges and Trading

  The company enters into exchange-traded and over-the-counter commodity futures contracts to hedge its exposure to price fluctuations on anticipated crude oil, refined products and natural gas transactions and certain raw material purchases.

  Commodity trading in petroleum futures contracts is a natural extension of cash market trading and is used to physically acquire about 15 percent of North America refining crude supply requirements. The commodity futures market has underlying principles of increased liquidity and longer trading periods than the cash market and is one method of reducing exposure to the price risk inherent in the petroleum business. Typically, trading is conducted to manage price risk around near-term (30-60 days) supply requirements. Occasionally, as market views and conditions allow, longer-term positions will be taken to manage price risk for the company's equity production (crude and natural gas) or net supply requirements. These positions may not exceed anticipated equity production or net supply requirements for the hedge period. The company's use of futures contracts reduces the effects of price volatility, thereby protecting against adverse short-term price movements, while limiting, somewhat, the benefits of favorable short-term price movements. Open hedge positions and deferred gains/losses for petroleum futures contracts were immaterial at December 31, 1994 and 1993.

  From time to time, on a limited basis, the company also purchases and sells petroleum-based futures contracts for trading purposes. After-tax gain/loss from such trading has not been material.

28. COMMITMENTS AND CONTINGENT LIABILITIES

  The company has various purchase commitments for materials, supplies and items of permanent investment incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

  The company is subject to various lawsuits and claims with respect to such matters as product liabilities, governmental regulations and other actions arising out of the normal course of business. While the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of company counsel, the ultimate liabilities resulting from such lawsuits and claims will not materially affect the consolidated financial position of the company.

  The company is also subject to contingencies pursuant to environmental laws and regulations that in the future may require the company to take action to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by the company or other parties. The company has accrued for certain environmental remediation activities consistent with the policy set forth in Note 1. At

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
December 31, 1994, such accrual amounted to $616 and, in management's opinion, was appropriate based on existing facts and circumstances. Under the most adverse circumstances, however, this potential liability could be significantly higher. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position of the company.

  The company has indirectly guaranteed various debt obligations under agreements with certain affiliated and other companies to provide specified minimum revenues from shipments or purchases of products. At December 31, 1994, these indirect guarantees totaled $13. In addition, at December 31, 1994, the company had directly guaranteed $832 of the obligations of certain affiliated companies and others. No material loss is anticipated by reason of such agreements and guarantees.

29. GEOGRAPHIC INFORMATION

                                            UNITED           OTHER
                                            STATES  EUROPE  REGIONS CONSOLIDATED
                                            ------- ------- ------- ------------
1994
Sales to Unaffiliated Customers(1)......... $20,769 $14,216 $4,348    $39,333
Transfers Between Geographic Areas(2)......   2,044     673    507        --
                                            ------- ------- ------    -------
 Total..................................... $22,813 $14,889 $4,855    $39,333
                                            ------- ------- ------    -------
After-Tax Operating Income................. $ 1,993 $   874 $  240    $ 3,107
Identifiable Assets at December 31......... $16,933 $10,232 $3,857    $31,022
1993
Sales to Unaffiliated Customers(1)......... $20,342 $12,639 $4,117    $37,098
Transfers Between Geographic Areas(2)......   2,260     395    522        --
                                            ------- ------- ------    -------
 Total..................................... $22,602 $13,034 $4,639    $37,098
                                            ------- ------- ------    -------
After-Tax Operating Income................. $   133 $   721 $   63    $   917
Identifiable Assets at December 31......... $17,117 $ 9,995 $3,812    $30,924
1992
Sales to Unaffiliated Customers(1)......... $20,331 $13,571 $3,897    $37,799
Transfers Between Geographic Areas(2)......   2,477     298    469        --
                                            ------- ------- ------    -------
 Total..................................... $22,808 $13,869 $4,366    $37,799
                                            ------- ------- ------    -------
After-Tax Operating Income................. $   528 $   624 $   89    $ 1,241
Identifiable Assets at December 31......... $19,197 $ 9,667 $3,827    $32,691

- --------
(1) Sales outside the United States of products manufactured in and exported from the United States totaled $3,625 in 1994, $3,500 in 1993 and $3,509 in 1992.
(2) Products are transferred between geographic areas on a basis intended to reflect as nearly as practicable the "market value" of the products.

30. INDUSTRY SEGMENT INFORMATION

  The company has five principal business segments that manufacture and sell a wide range of products to many different markets, including the energy, transportation, textile, construction, automotive, electronics, printing, health care, packaging and agricultural markets. The company's sales are not materially dependent

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
on a single customer or small group of customers. The Fibers and Polymers segments, however, have several large customers in their respective industries that are important to these segments' operating results.

                                                                  DIVERSIFIED
                          CHEMICALS FIBERS  POLYMERS PETROLEUM    BUSINESSES     CONSOLIDATED
                          --------- ------  -------- ---------    -----------    ------------
1994
Sales to Unaffiliated
 Customers(1)...........   $3,760   $6,767   $6,318   $16,815(2)    $5,673         $39,333
Transfers Between Seg-
 ments..................      208       44      181       388           36             --
                           ------   ------   ------   -------       ------         -------
 Total..................   $3,968   $6,811   $6,499   $17,203       $5,709         $39,333
                           ------   ------   ------   -------       ------         -------
Operating Profit........   $  536   $1,083   $1,084   $ 1,141       $  595         $ 4,439
Provision for Income
 Taxes..................     (208)    (412)    (423)     (486)        (191)         (1,720)
Equity in Earnings of
 Affiliates.............       58       30       56        25          219             388
                           ------   ------   ------   -------       ------         -------
After-Tax Operating In-
 come(3)................   $  386   $  701   $  717   $   680       $  623         $ 3,107(4)
                           ------   ------   ------   -------       ------         -------
Identifiable Assets at
 December 31............   $2,880   $6,020   $5,160   $11,961       $5,001         $31,022(5)
                           ------   ------   ------   -------       ------         -------
Depreciation, Depletion
 and Amortization.......   $  412   $  512   $  403   $ 1,191       $  434         $ 3,106(6)
Capital Expenditures....   $  298   $  541   $  310   $ 1,576       $  283         $ 3,151(7)
                                                                  DIVERSIFIED
                          CHEMICALS FIBERS  POLYMERS PETROLEUM    BUSINESSES     CONSOLIDATED
                          --------- ------  -------- ---------    -----------    ------------
1993
Sales to Unaffiliated
 Customers(1)...........   $3,546   $6,188   $5,869   $15,771(2)    $5,724         $37,098
Transfers Between Seg-
 ments..................      475       14       23       428            1             --
                           ------   ------   ------   -------       ------         -------
 Total..................   $4,021   $6,202   $5,892   $16,199       $5,725         $37,098
                           ------   ------   ------   -------       ------         -------
Operating Profit........   $  237   $  258   $  255   $ 1,195       $ (495)        $ 1,450
Provision for Income
 Taxes..................      (99)    (144)    (108)     (428)         162            (617)
Equity in Earnings of
 Affiliates.............       28       55       30        45          (74)             84
                           ------   ------   ------   -------       ------         -------
After-Tax Operating In-
 come(8)(9)(10).........   $  166   $  169   $  177   $   812(11)   $ (407)(12)    $   917(4)
                           ------   ------   ------   -------       ------         -------
Identifiable Assets at
 December 31............   $2,960   $5,771   $5,226   $11,938       $5,029         $30,924(5)
                           ------   ------   ------   -------       ------         -------
Depreciation, Depletion
 and Amortization.......   $  303   $  658   $  527   $ 1,379       $  460         $ 3,451(6)
Capital Expenditures....   $  294   $  751   $  428   $ 1,659       $  329         $ 3,655(7)
                                                                  DIVERSIFIED
                          CHEMICALS FIBERS  POLYMERS PETROLEUM    BUSINESSES     CONSOLIDATED
                          --------- ------  -------- ---------    -----------    ------------
1992
Sales to Unaffiliated
 Customers(1)...........   $3,617   $6,074   $5,856   $16,065(2)    $6,187         $37,799
Transfers Between Seg-
 ments..................      187        6       51       414            5             --
                           ------   ------   ------   -------       ------         -------
 Total..................   $3,804   $6,080   $5,907   $16,479       $6,192         $37,799
                           ------   ------   ------   -------       ------         -------
Operating Profit........   $  324   $  591   $  471   $ 1,008       $ (182)        $ 2,212
Provision for Income
 Taxes..................     (128)    (246)    (185)     (707)         101          (1,165)
Equity in Earnings of
 Affiliates.............       30       64       32        36           32             194
                           ------   ------   ------   -------       ------         -------
After-Tax Operating In-
 come(13)...............   $  226   $  409   $  318   $   337       $  (49)(14)    $ 1,241(4)
                           ------   ------   ------   -------       ------         -------
Identifiable Assets at
 December 31............   $3,201   $5,738   $5,412   $12,307       $6,033         $32,691(5)
                           ------   ------   ------   -------       ------         -------
Depreciation, Depletion
 and Amortization.......   $  317   $  592   $  409   $ 1,006       $  410         $ 2,839(6)
Capital Expenditures....   $  366   $  856   $  642   $ 1,781       $  558         $ 4,397(7)

- --------
 (1) Sales of refined petroleum products of $12,853 in 1994, $12,403 in 1993 and $12,681 in 1992 exceeded 10 percent of consolidated sales.
 (2) Excludes crude oil and refined product exchanges and trading transactions totaling $2,254 in 1994, $3,808 in 1993 and $3,881 in 1992.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
 (3) Includes the following (charges)/benefits (a):

    Chemicals(b)......................................................... $ (5)
    Fibers...............................................................   25
    Polymers.............................................................   11
    Petroleum(c).........................................................  (26)
    Diversified Businesses(d)............................................  (53)
                                                                          ----
                                                                          $(48)
                                                                          ====

   --------
   (a) Reflects a net benefit of $112 from adjustments in estimates associated with the third quarter 1993 restructuring charge of which $88 relates to adjustments for other than employee separation costs. The $112 is reflected in Chemicals $22; Fibers $25; Polymers $11; and Diversified Businesses $54.
   (b) Includes a charge of $27 associated with the discontinuation of certain products, asset sales and write-downs.
   (c) Includes a charge of $58 for employee separation costs, a loss of $95 from the write-down of certain North Sea oil properties to be sold and a benefit of $127 principally related to a favorable change in tax status resulting from a transfer of properties among certain North Sea affiliates.
   (d) Includes charges of $110 associated with the "Benlate" DF 50 fungicide recall and $27 for the write-down of assets and discontinuation of certain products, and a benefit of $30 from an adjustment of prior-year tax provisions.

 (4) The following reconciles After-Tax Operating Income to Net Income:

                              1994   1993    1992
                             ------  -----  ------
    After-Tax Operating In-
     come................... $3,107  $ 917  $1,241
    Interest and Other Cor-
     porate Expenses Net of
     Tax(a).................   (380)  (351)   (266)
                             ------  -----  ------
    Net Income(b)........... $2,727  $ 566  $  975
                             ======  =====  ======

   --------
   (a) Includes interest and debt expense and other corporate expenses such as exchange gains and losses (including the company's share of equity affiliates' exchange gains and losses), minority interests in earnings of consolidated subsidiaries and amortization of capitalized interest. The year 1992 includes an exchange gain of $97 related to unhedged non-U.S. deferred tax liabilities, which were established on the adoption of SFAS No. 109.
   (b) Before extraordinary item and transition effect of accounting changes. See the Consolidated Income Statement.

 (5) The following reconciles Identifiable Assets to Total Assets:

                                                          1994    1993    1992
                                                         ------- ------- -------
    Identifiable Assets at December 31.................. $31,022 $30,924 $32,691
    Investment in Affiliates............................   1,662   1,607   1,746
    Corporate Assets....................................   4,208   4,522   4,433
                                                         ------- ------- -------
    Total Assets at December 31......................... $36,892 $37,053 $38,870
                                                         ======= ======= =======

 (6) Includes depreciation on research and development facilities, impairment of unproved properties and depreciation reflected in 1993 and 1992 restructuring charges.

 (7) Excludes investments in affiliates.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

 (8) Includes the following third-quarter charges for asset write-downs, employee separation costs, facility shutdowns and other restructuring costs (see Note 6):

    Chemicals(a)........................................................ $  112
    Fibers(b)...........................................................    266
    Polymers(c).........................................................    148
    Petroleum(d)........................................................    172
    Diversified Businesses(e)...........................................    413
                                                                         ------
                                                                         $1,111
                                                                         ======

   --------
   (a) Includes $59 for asset write-downs and facility shutdowns for the fluorochemicals and specialty chemicals businesses.
   (b) Includes $46 for facility shutdowns and asset write-downs, primarily for the nylon business.
   (c) Includes $64 for shutdown of a portion of a polymers plant in LaPorte, Texas.
   (d) Includes $147 for asset write-downs, primarily for certain North American petroleum-producing properties sold in the fourth quarter.
   (e) Includes $264 for asset write-downs, principally facilities for the printing and publishing business.

 (9) Includes a net benefit of $265 resulting from tax law changes. The Petroleum segment reflects $230, primarily due to a reduction in deferred U.K. petroleum revenue taxes, and $35 is reflected in the remaining segments (Chemicals $6; Fibers $10; Polymers $10; and Diversified Businesses $9).

(10) Includes a net charge of $92 related to certain product liability claims and litigation costs ($144, of which $126 is associated with the "Benlate" DF 50 fungicide recall) and a loss on the sale of a polyethylene business ($17), partly offset by a gain from the sale of the Remington Arms Company ($69). The foregoing amounts are reflected in the Chemicals ($10), Polymers ($25) and Diversified Businesses ($57) segments.

(11) Includes a $21 loss from sale of petroleum-producing properties and a $32 gain from exchange of several proved and unproved North Sea petroleum properties for an interest in a Norwegian offshore pipeline and cash; since these are not "similar productive assets" as defined under Accounting Principles Board Opinion No. 29, a gain was recognized on the exchange.

(12) Includes a charge of $184 for the write-down of intangible assets (technology and goodwill) associated with the printing and publishing business.

(13) Includes the following fourth-quarter charges for termination incentives and payments, as well as other charges, related to business restructurings (see Note 6):

    Chemicals(a).......................................................... $ 51
    Fibers(b).............................................................   69
    Polymers..............................................................   22
    Petroleum(c)..........................................................   96
    Diversified Businesses(d).............................................   91
                                                                           ----
                                                                           $329
                                                                           ====

   --------
   (a) Includes $38 charge for project and facility shutdowns.
   (b) Includes $38 charge principally for shutdown of fire-damaged facilities.
   (c) Includes $17 charge for shutdown of refinery facilities.
   (d) Includes $42 charge principally for withdrawal from certain printing and publishing business lines.

    E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

(14) Includes charge of $134 associated with "Benlate" DF 50 fungicide recall.

  Products are transferred between segments on a basis intended to reflect as nearly as practicable the "market value" of the products.

                               ----------------

UNAUDITED SUBSEQUENT EVENT--EFFECT OF SEAGRAM REDEMPTION

  On April 6, 1995, the Company acquired 156 million shares of its Common Stock beneficially owned by Seagram for $56.25 per share. The consideration for the acquired shares consisted of (i) $1 billion in cash, (ii) 90-day promissory notes of the Company in an aggregate principal amount of $7.3 billion and (iii) warrants of the Company valued at approximately $440 million exercisable for 156 million shares of Common Stock.

  The notes issued to Seagram bear interest at market rates and, are prepayable at any time without penalty.

  The warrants issued to Seagram expire on October 6, 1997, October 6, 1998, and October 6, 1999 with respect to 48 million shares at $89.33 per share, 54 million shares at $101.14 per share and 54 million shares at $113.63 per share, respectively. In general, as long as the warrants are held by Seagram, the warrants are exercisable only during the 60 day periods immediately preceding their respective expiration dates. However, the warrants would become exercisable sooner in connection with certain significant corporate events. The warrants are not transferable until May 15, 1996. Following such date, the Company would have the right to buy the warrants from Seagram before Seagram would be permitted to transfer the warrants to a third party. Any warrants that are transferred to non-affiliates of Seagram would be exercisable at any time prior to their expiration. The warrants contain standard anti-dilution adjustments.

  On a pro forma basis if the Seagram Redemption had occurred: (i) at January 1, 1994 (assuming the related indebtedness had been outstanding throughout
1994), Interest and Debt Expense would have been $994, Earnings Before Income Taxes would have been $3,907, Net Income would have been $2,352, Net Income Per Share of Common Stock would have been $4.47 (on the basis of 523,999,916 average outstanding shares) and the Fixed Charge Coverage Ratio would have been 4.0x; and (ii) at December 31, 1994, Short-Term Borrowings and Capital Lease Obligations would have been $8,628, Stockholders' Equity would have been $4,471, and Working Capital would have been ($4,808).

                          SUPPLEMENTAL PETROLEUM DATA

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

OIL AND GAS PRODUCING ACTIVITIES

  The disclosures on pages F-34 to F-39 are presented in accordance with the provisions of Statement of Financial Accounting Standards No. 69. Accordingly, volumes of reserves and production exclude royalty interests of others, and royalty payments are reflected as reductions in revenues.

  In January 1989, the U.S. Treasury Department was authorized by the President to modify the sanctions levied against Libya in 1986. In June 1989, Conoco was granted a license by the Treasury Department to resume its activities in Libya, and commenced negotiations with the Libyan government's national oil company. Although negotiations are continuing, Conoco has not resumed its participation in Libyan operations. Accordingly, disclosures for 1994 continue to exclude petroleum reserve data applicable to the company's petroleum assets in Libya.

RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES

                              TOTAL WORLDWIDE          UNITED STATES                EUROPE                  OTHER REGIONS(1)
                          -------------------------  ----------------------  -----------------------------  -------------------
                           1994     1993     1992    1994   1993      1992    1994        1993       1992   1994   1993   1992
                          -------  -------  -------  -----  -----     -----  -------     -------     -----  -----  -----  -----
CONSOLIDATED COMPANIES
Revenues:
 Sales to unaffiliated
  customers.............. $ 2,196  $ 2,177  $ 1,990  $ 552  $ 538     $ 535  $ 1,015     $ 1,000     $ 874  $ 629  $ 639  $ 581
 Transfers to other
  company operations.....     733      930    1,003    401    558       583      332         372       407    --     --      13
Exploration, including
 dry hole costs..........    (323)    (329)    (347)  (130)  (107)      (82)    (110)       (109)     (165)   (83)  (113)  (100)
Production...............    (786)    (868)  (1,039)  (327)  (424)     (492)    (377)       (363)     (473)   (82)   (81)   (74)
Depreciation, depletion,
 amortization and
 valuation provisions....    (957)  (1,140)    (786)  (334)  (591)(2)  (433)    (533)(3)    (468)     (296)   (90)   (81)   (57)
Other(4).................      67      (20)     (55)    38    (17)       (8)      25           9       (28)     4    (12)   (19)
Income taxes.............    (463)    (281)    (626)     7     84         2     (122)(5)     (16)(6)  (219)  (348)  (349)  (409)
                          -------  -------  -------  -----  -----     -----  -------     -------     -----  -----  -----  -----
Total consolidated
 companies...............     467      469      140    207     41       105      230         425       100     30      3    (65)
                          -------  -------  -------  -----  -----     -----  -------     -------     -----  -----  -----  -----
EQUITY AFFILIATES
Results of operations of
 equity affiliates.......     (16)     (13)     (13)     1     (1)       (1)     (17)        (12)      (12)   --     --     --
                          -------  -------  -------  -----  -----     -----  -------     -------     -----  -----  -----  -----
Total.................... $   451  $   456  $   127  $ 208  $  40     $ 104  $   213     $   413     $  88  $  30  $   3  $ (65)
                          =======  =======  =======  =====  =====     =====  =======     =======     =====  =====  =====  =====

- --------
(1) Comprises exploration costs in all areas outside the United States and Europe and production operations primarily in Canada, Dubai and Indonesia.
(2) Includes a charge of $219 ($137 after taxes) for impairment of certain U.S. petroleum-producing properties to be sold.
(3) Includes a charge of $115 ($95 after taxes) for impairment of certain North Sea oil properties to be sold.
(4) Includes gain/(loss) on disposal of fixed assets and other miscellaneous revenues and expenses.
(5) Includes a tax benefit of $127 principally related to a favorable change in tax status resulting from a transfer of properties among certain North Sea affiliates.
(6) Includes a benefit of $241 resulting from tax law changes in the United Kingdom.

                          SUPPLEMENTAL PETROLEUM DATA

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

  Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities(1)

                            TOTAL WORLDWIDE    UNITED STATES      EUROPE     OTHER REGIONS(2)
                          -------------------- -------------- -------------- -----------------
                           1994   1993   1992  1994 1993 1992 1994 1993 1992 1994  1993  1992
                          ------ ------ ------ ---- ---- ---- ---- ---- ---- ----- ----- -----
CONSOLIDATED COMPANIES
 Property acquisitions:
 Proved(3)..............  $  139 $  111 $   16 $ 14 $ 93 $ 16 $115 $  5 $--  $  10 $  13 $ --
 Unproved...............      36     11     23   18    8    7    5  --   --     13     3    16
Exploration.............     403    352    432  151   83   99  136  158  221   116   111   112
Development.............     713    864    806  174  195  206  466  567  498    73   102   102
                          ------ ------ ------ ---- ---- ---- ---- ---- ---- ----- ----- -----
Total consolidated
 companies..............   1,291  1,338  1,277  357  379  328  722  730  719   212   229   230
                          ------ ------ ------ ---- ---- ---- ---- ---- ---- ----- ----- -----
EQUITY AFFILIATES
 Property acquisitions:
 Proved.................     --      43    --   --    43  --   --   --   --    --    --    --
Development.............      75     70     38   12   16   19   63   54   19   --    --    --
                          ------ ------ ------ ---- ---- ---- ---- ---- ---- ----- ----- -----
Total equity affiliates.      75    113     38   12   59   19   63   54   19   --    --    --
                          ------ ------ ------ ---- ---- ---- ---- ---- ---- ----- ----- -----
Total...................  $1,366 $1,451 $1,315 $369 $438 $347 $785 $784 $738 $ 212 $ 229 $ 230
                          ====== ====== ====== ==== ==== ==== ==== ==== ==== ===== ===== =====

- --------
(1) These data comprise all costs incurred in the activities shown, whether capitalized or charged to expense at the time they were incurred.
(2) Includes Canada, Dubai and Indonesia.
(3) Does not include properties acquired through property exchanges.

CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

                              TOTAL WORLDWIDE        UNITED STATES            EUROPE           OTHER REGIONS*
                          ----------------------- -------------------- -------------------- --------------------
                           1994    1993    1992    1994   1993   1992   1994   1993   1992   1994   1993   1992
                          ------- ------- ------- ------ ------ ------ ------ ------ ------ ------ ------ ------
CONSOLIDATED COMPANIES
 Gross costs:
 Proved properties......  $11,057 $11,663 $11,356 $4,806 $4,934 $5,587 $4,950 $5,582 $4,732 $1,301 $1,147 $1,037
 Unproved properties....      790     701   1,152    291    321    471    323    218    461    176    162    220
Accumulated
 depreciation,
 depletion, amortization
 and valuation
 allowances:
 Proved properties......    6,173   6,467   6,171  3,073  3,023  3,244  2,122  2,604  2,169    978    840    758
 Unproved properties....      185     261     347    110    162    235      6     13     13     69     86     99
                          ------- ------- ------- ------ ------ ------ ------ ------ ------ ------ ------ ------
Total net costs of
 consolidated companies.    5,489   5,636   5,990  1,914  2,070  2,579  3,145  3,183  3,011    430    383    400
                          ------- ------- ------- ------ ------ ------ ------ ------ ------ ------ ------ ------
EQUITY AFFILIATES
 Net costs of equity
 affiliates:
 Proved properties......      253     177      66     93     92     36    160     85     30    --     --     --
                          ------- ------- ------- ------ ------ ------ ------ ------ ------ ------ ------ ------
Total...................  $ 5,742 $ 5,813 $ 6,056 $2,007 $2,162 $2,615 $3,305 $3,268 $3,041 $  430 $  383 $  400
                          ======= ======= ======= ====== ====== ====== ====== ====== ====== ====== ====== ======

- --------
* Includes Canada, Dubai and Indonesia.

                          SUPPLEMENTAL PETROLEUM DATA

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                            (IN MILLIONS OF BARRELS)

ESTIMATED PROVED RESERVES OF OIL(1)

                          TOTAL WORLDWIDE     UNITED STATES         EUROPE        OTHER REGIONS(2)
                          ------------------  ----------------  ----------------  ---------------------
                          1994  1993   1992   1994  1993  1992  1994  1993  1992  1994    1993    1992
                          ----  -----  -----  ----  ----  ----  ----  ----  ----  -----   -----   -----
PROVED DEVELOPED AND
 UNDEVELOPED RESERVES OF
 CONSOLIDATED COMPANIES
Beginning of year.......   964  1,034  1,112  344   421   470   390   391   392     230     222     250
 Revisions and other
  changes...............    51     14     26   14    (6)  (13)   26    13    37      11       7       2
 Extensions and
  discoveries...........    50     83     23    8    19     9    21    41    10      21      23       4
 Improved recovery......    10      7      3    9     5     3   --    --    --        1       2     --
 Purchase of
  reserves(3)...........    43     25      5   14     7     5    29     2   --      --       16     --
 Sale of reserves(4)....   (33)   (64)   (12) (20)  (62)  (12)  (13)   (2)  --      --      --      --
 Production.............  (132)  (135)  (123) (33)  (40)  (41)  (59)  (55)  (48)    (40)    (40)    (34)
                          ----  -----  -----  ---   ---   ---   ---   ---   ---   -----   -----   -----
End of year.............   953    964  1,034  336   344   421   394   390   391     223     230     222
                          ----  -----  -----  ---   ---   ---   ---   ---   ---   -----   -----   -----
PROVED DEVELOPED AND
 UNDEVELOPED RESERVES OF
 EQUITY AFFILIATES
Beginning of year.......    19     19    --   --    --    --     19    19   --      --      --      --
 Revisions and other
  changes...............     6    --     --   --    --    --      6   --    --      --      --      --
 Extensions and
  discoveries...........    11    --      19  --    --    --     11   --     19     --      --      --
 Production.............    (1)   --     --   --    --    --     (1)  --    --      --      --      --
                          ----  -----  -----  ---   ---   ---   ---   ---   ---   -----   -----   -----
End of year.............    35     19     19  --    --    --     35    19    19     --      --      --
                          ----  -----  -----  ---   ---   ---   ---   ---   ---   -----   -----   -----
Total...................   988    983  1,053  336   344   421   429   409   410     223     230     222
                          ----  -----  -----  ---   ---   ---   ---   ---   ---   -----   -----   -----
PROVED DEVELOPED
 RESERVES OF
 CONSOLIDATED COMPANIES
Beginning of year.......   708    750    778  332   397   441   160   153   118     216     200     219
End of year.............   706    708    750  324   332   397   171   160   153     211     216     200
                          ====  =====  =====  ===   ===   ===   ===   ===   ===   =====   =====   =====

- --------
(1) Oil reserves comprise crude oil and condensate and natural gas liquids
    (NGL) expected to be removed for the company's account from its natural gas deliveries.
(2) Includes Canada, Dubai and Indonesia.
(3) Includes reserves acquired through property exchanges.
(4) Includes reserves disposed of through property exchanges.

                          SUPPLEMENTAL PETROLEUM DATA

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                            (IN BILLION CUBIC FEET)

ESTIMATED PROVED RESERVES OF GAS

                           TOTAL WORLDWIDE       UNITED STATES           EUROPE          OTHER REGIONS(1)
                          -------------------  -------------------  -------------------  ---------------------
                          1994   1993   1992   1994   1993   1992   1994   1993   1992   1994    1993    1992
                          -----  -----  -----  -----  -----  -----  -----  -----  -----  -----   -----   -----
PROVED DEVELOPED AND
 UNDEVELOPED RESERVES OF
 CONSOLIDATED COMPANIES
Beginning of year.......  3,680  3,445  3,619  1,802  1,928  2,149  1,752  1,417  1,321    126     100     149
 Revisions and other
  changes...............    317     72    (36)   121    (22)   (55)   187     54     56      9      40     (37)
 Extensions and
  discoveries...........    514    712    307    139    196    127    356    507    172     19       9       8
 Improved recovery......    --       1    --     --       1    --     --     --     --     --      --      --
 Purchase of
  reserves(2)...........    375     53     37     42     53     37    321    --     --      12     --      --
 Sale of reserves(3)....    (71)  (122)   (51)   (37)   (49)   (51)   (34)   (68)   --     --       (5)    --
 Production.............   (485)  (481)  (431)  (318)  (305)  (279)  (151)  (158)  (132)   (16)    (18)    (20)
                          -----  -----  -----  -----  -----  -----  -----  -----  -----  -----   -----   -----
End of year.............  4,330  3,680  3,445  1,749  1,802  1,928  2,431  1,752  1,417    150     126     100
                          -----  -----  -----  -----  -----  -----  -----  -----  -----  -----   -----   -----
PROVED DEVELOPED AND
 UNDEVELOPED RESERVES OF
 EQUITY AFFILIATES
Beginning of year.......    586    368    128    586    368    128    --     --     --     --      --      --
 Revisions and other
  changes...............    255     72    167    255     72    167    --     --     --     --      --      --
 Extensions and
  discoveries...........    --     --      75    --     --      75    --     --     --     --      --      --
 Purchase of reserves...      2    151    --       2    151    --     --     --     --     --      --      --
 Production.............    (13)    (5)    (2)   (13)    (5)    (2)   --     --     --     --      --      --
                          -----  -----  -----  -----  -----  -----  -----  -----  -----  -----   -----   -----
End of year.............    830    586    368    830    586    368    --     --     --     --      --      --
                          -----  -----  -----  -----  -----  -----  -----  -----  -----  -----   -----   -----
Total...................  5,160  4,266  3,813  2,579  2,388  2,296  2,431  1,752  1,417    150     126     100
                          -----  -----  -----  -----  -----  -----  -----  -----  -----  -----   -----   -----
PROVED DEVELOPED
 RESERVES OF
 CONSOLIDATED COMPANIES
Beginning of year.......  2,570  2,539  2,750  1,717  1,837  2,013    738    618    602    115      84     135
End of year.............  2,496  2,570  2,539  1,687  1,717  1,837    683    738    618    126     115      84
                          =====  =====  =====  =====  =====  =====  =====  =====  =====  =====   =====   =====

- --------
(1) Includes Canada, Dubai and Indonesia.
(2) Includes reserves acquired through property exchanges.
(3) Includes reserves disposed of through property exchanges.

                          SUPPLEMENTAL PETROLEUM DATA

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

  The information on the following page has been prepared in accordance with Statement of Financial Accounting Standards No. 69, which requires the standardized measure of discounted future net cash flows to be based on year-end sales prices, costs and statutory income tax rates and a 10 percent annual discount rate. Specifically, the per-barrel oil sales prices used to calculate the December 31, 1994 data averaged $14.38 for the United States, $15.81 for Europe and $16.08 for Other Regions, and the gas prices per thousand cubic feet averaged approximately $1.59 for the United States, $2.87 for Europe and $1.34 for Other Regions. Because prices used in the calculation are as of December 31, the standardized measure could vary significantly from year to year based on market conditions at that specific date.

  The projections should not be viewed as realistic estimates of future cash flows nor should the "standardized measure" be interpreted as representing current value to the company. Material revisions to estimates of proved reserves may occur in the future, development and production of the reserves may not occur in the periods assumed, actual prices realized are expected to vary significantly from those used and actual costs may also vary. The company's investment and operating decisions are not based on the information presented on the following page, but on a wide range of reserve estimates that includes probable as well as proved reserves, and on different price and cost assumptions from those reflected in this information.

  Beyond the above considerations, the "standardized measure" is also not directly comparable with asset balances appearing elsewhere in the financial statements because any such comparison would require reconciling adjustments, including reduction of the asset balances for related deferred income taxes.

                          SUPPLEMENTAL PETROLEUM DATA

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

                          TOTAL WORLDWIDE             UNITED STATES                 EUROPE                OTHER REGIONS*
                      -------------------------  -------------------------  -------------------------  ----------------------
                       1994     1993     1992     1994     1993     1992     1994     1993     1992     1994    1993    1992
                      -------  -------  -------  -------  -------  -------  -------  -------  -------  ------  ------  ------
CONSOLIDATED
 COMPANIES Future
 cash flows:
 Revenues...........  $23,836  $19,558  $24,439  $ 7,201  $ 7,199  $10,027  $12,945  $ 9,380  $10,785  $3,690  $2,979  $3,627
 Production costs...   (8,967)  (9,117) (10,011)  (3,411)  (4,361)  (5,228)  (4,719)  (4,005)  (4,119)   (837)   (751)   (664)
 Development costs..   (1,693)  (1,802)  (1,719)    (184)    (515)    (534)  (1,439)  (1,143)  (1,001)    (70)   (144)   (184)
 Income tax expense.   (6,084)  (3,607)  (6,022)    (873)    (414)  (1,060)  (2,893)  (1,514)  (2,585) (2,318) (1,679) (2,377)
                      -------  -------  -------  -------  -------  -------  -------  -------  -------  ------  ------  ------
Future net cash
 flows..............    7,092    5,032    6,687    2,733    1,909    3,205    3,894    2,718    3,080     465     405     402
Discounted to
 present value at a
 10% annual rate....   (2,817)  (1,818)  (2,379)  (1,154)    (655)  (1,239)  (1,522)  (1,021)  (1,000)   (141)   (142)   (140)
                      -------  -------  -------  -------  -------  -------  -------  -------  -------  ------  ------  ------
Total consolidated
 companies..........    4,275    3,214    4,308    1,579    1,254    1,966    2,372    1,697    2,080     324     263     262
                      -------  -------  -------  -------  -------  -------  -------  -------  -------  ------  ------  ------
EQUITY AFFILIATES
Standardized measure
 of discounted
 future net cash
 flows of equity
 affiliates.........      211       99       70      102       96       55      109        3       15     --      --      --
                      -------  -------  -------  -------  -------  -------  -------  -------  -------  ------  ------  ------
Total...............  $ 4,486  $ 3,313  $ 4,378  $ 1,681  $ 1,350  $ 2,021  $ 2,481  $ 1,700  $ 2,095  $  324  $  263  $  262
                      =======  =======  =======  =======  =======  =======  =======  =======  =======  ======  ======  ======

- --------
*  Includes Canada, Dubai and Indonesia.

SUMMARY OF CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES FOR FULLY CONSOLIDATED COMPANIES

                                                       1994     1993     1992
                                                      -------  -------  -------
Balance at January 1................................  $ 3,214  $ 4,308  $ 3,558
Sales and transfers of oil and gas produced, net of
 production costs...................................   (2,143)  (2,239)  (2,053)
Development costs incurred during the period........      713      864      833
Net changes in prices and in development and produc-
 tion costs.........................................    1,275   (3,017)     765
Extensions, discoveries and improved recovery, less
 related costs......................................      775      915      453
Revisions of previous quantity estimates............      796      130      178
Purchases (sales) of reserves in place--net.........      333     (120)     (42)
Accretion of discount...............................      529      791      689
Net change in income taxes..........................   (1,174)   1,493     (369)
Other...............................................      (43)      89      296
                                                      -------  -------  -------
Balance at December 31..............................  $ 4,275  $ 3,214  $ 4,308
                                                      =======  =======  =======

                            QUARTERLY FINANCIAL DATA

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                         QUARTER ENDED
                           ------------------------------------------------
                           MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                           --------   -------    ------------   -----------
1994
Sales.....................  $9,190    $10,161      $ 9,845        $10,137
Cost of Goods Sold and
 Other Expenses(1)........   8,101      8,924        8,958          9,335
Net Income................     642        792(2)       647(3)         646(4)
Earnings Per Share of
 Common Stock.............     .94       1.16          .95            .95
Dividends Per Share of
 Common Stock.............     .44        .44          .47            .47
Market Price of Common
 Stock(5):
 High.....................      59 7/8     62 3/8       61 3/8         60 1/2
 Low......................      48 1/4     51 1/2       56 7/8         50 3/4
1993
Sales.....................  $9,070    $ 9,546      $ 9,231        $ 9,251
Cost of Goods Sold and
 Other Expenses(1)........   8,247      8,684       10,375          8,983
Net Income (Loss).........     493(6)     516(7)      (680)(8)        237(9)(10)
Earnings (Loss) Per Share
 of Common Stock..........     .73        .76        (1.01)           .35(9)
Dividends Per Share of
 Common Stock.............     .44        .44          .44            .44
Market Price of Common
 Stock(5):
 High.....................      50         53 7/8       49 5/8         50 1/2
 Low......................      44 1/2     46 1/2       45 7/8         44 1/2

- --------
 (1) Excludes interest and debt expense and provision for income taxes.
 (2) Includes a charge of $47 ($.07 per share) associated with "Benlate" DF 50 fungicide recall.
 (3) Includes a net charge of $3 reflecting: a benefit of $50 from adjustments in estimates associated with the third quarter 1993 restructuring charge; a charge of $58 for employee separation costs; a loss of $95 from the write-down of certain North Sea oil properties to be sold; a charge of $27 associated with the discontinuation of certain products, assets sales and write-downs and a benefit of $127 principally related to a favorable change in tax status resulting from a transfer of properties among certain North Sea affiliates.
 (4) Includes a net benefit of $2 reflecting: a benefit of $62 from adjustments in estimates associated with the third quarter 1993 restructuring charge; a charge of $63 associated with the "Benlate" DF 50 fungicide recall; a charge of $27 for the write-down of assets and discontinuation of certain products; and a benefit of $30 from an adjustment of prior-year tax provisions.
 (5) As reported on the New York Stock Exchange, Inc. Composite Transactions
     Tape.
 (6) Includes a gain of $32 ($.05 per share) from exchange of North Sea properties (see footnote 11 to Note 30).
 (7) Includes a loss of $21 ($.03 per share) from sale of petroleum-producing properties.
 (8) Includes restructuring charges of $1,111 ($1.64 per share) and write-down of intangible assets of $184 ($.27 per share), partially offset by a net tax benefit of $265 ($.39 per share).
 (9) Before extraordinary item.
(10) Includes net charge of $92 ($.13 per share) related to certain product liability claims and litigation costs ($144, of which $126 is associated with the "Benlate" DF 50 fungicide recall) and a loss on the sale of a polyethylene business ($17), partly offset by a gain from the sale of the Remington Arms Company ($69). Also includes a benefit of about $50 ($.07 per share) as a result of the liquidation of certain LIFO inventory quantities.

                          CONSOLIDATED GEOGRAPHIC DATA

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                             (DOLLARS IN MILLIONS)

                                      CAPITAL     TOTAL ASSETS       AVERAGE
                                   EXPENDITURES    DECEMBER 31     EMPLOYMENT
                                   ------------- --------------- ---------------
                                    1994   1993   1994    1993    1994    1993
                                   ------ ------ ------- ------- ------- -------
United States..................... $1,520 $1,842 $19,857 $20,610  73,507  81,587
Europe............................  1,317  1,277  11,957  11,315  22,624  22,427
Other Regions.....................    404    606   5,078   5,128  14,376  15,395
                                   ------ ------ ------- ------- ------- -------
Total............................. $3,241 $3,725 $36,892 $37,053 110,507 119,409
                                   ====== ====== ======= ======= ======= =======

  Capital expenditures, total assets and average employment are assigned to geographic areas, generally based on physical location.

- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY U.S. UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    3
Prospectus Summary........................................................    4
The Company...............................................................    6
Redemption of DuPont Common Stock from Seagram............................    7
Use of Proceeds...........................................................    8
Price Range of Common Stock and Dividends.................................    8
Capitalization............................................................    9
Selected Consolidated Financial Information...............................   10
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   11
Description of Capital Stock..............................................   19
Certain United States Federal Tax Consequences to Non-United States
 Holders..................................................................   21
Underwriting..............................................................   23
Notice to Canadian Residents..............................................   25
Experts...................................................................   25
Legal Matters.............................................................   26
Index to Consolidated Financial Statements................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                         [LOGO OF DUPONT APPEARS HERE]

                               17,000,000 Shares

                                 Common Stock
                               ($.60 par value)



                                  PROSPECTUS




                                CS First Boston
                              Merrill Lynch & Co.
                             Morgan Stanley & Co.
                                 Incorporated


- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 17, 1995

                               17,000,000 Shares

                      E.I. du Pont de Nemours and Company

                                  Common Stock
                                ($.60 par value)

                                   --------

Of the 17,000,000 shares being offered, 13,600,000 shares are initially being offered in the United States and Canada (the "U.S. Shares") by the U.S. Underwriters (the "U.S. Offering") and 3,400,000 shares are initially being concurrently offered outside the United States and Canada (the "International Shares") by the Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The offering price and underwriting discounts and commissions of the U.S. Offering and the International Offering are identical. On April 12, 1995, the reported last sale price of the Common Stock on the New York Stock Exchange Composite Tape was $61 7/8 per share.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURI-TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          Underwriting
                                              Price to    Discounts and  Proceeds to
                                               Public      Commissions   Company (1)
                                            ------------- ------------- -------------
Per Share..................................      $             $             $
Total (2)..................................     $             $             $

(1) Before deduction of expenses payable by the Company estimated at $903,000.

(2) The Company has granted the U.S. Underwriters and the Managers an option, exercisable by CS First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 2,550,000 additional shares solely to cover over-allotments of shares. If the option is exercised in
    full, the total Price to Public will be $   . Underwriting Discounts and
    Commissions will be $    and Proceeds to Company will be $   . See
    "Subscription and Sale."

                                   --------
                               Global Coordinator
                                CS First Boston
                                   --------

  The International Shares are offered by the several Managers when, as and if issued by the Company, delivered to and accepted by the Managers and subject to their right to reject orders in whole or in part. It is expected that the International Shares will be ready for delivery on or about May , 1995.

                                CS First Boston

Merrill Lynch International Limited                         Morgan Stanley & Co.
                                                               International

                   The date of this Prospectus is     , 1995.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

  In this Prospectus, references to "dollars" and "$" are to United States dollars.

  IN CONNECTION WITH THE OFFERINGS, CS FIRST BOSTON CORPORATION ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................  I-3
Incorporation of Certain Documents by Reference...........................  I-3
Prospectus Summary........................................................    4
The Company...............................................................    6
Redemption of DuPont Common Stock from Seagram............................    7
Use of Proceeds...........................................................    8
Price Range of Common Stock and Dividends.................................    8
Capitalization............................................................    9
Selected Consolidated Financial Information...............................   10
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   11
Description of Capital Stock..............................................   19
Certain United States Federal Tax Consequences to Non-United States Hold-
 ers......................................................................   21
Subscription and Sale.....................................................  I-4
Experts...................................................................   25
Legal Matters.............................................................   26
Index to Consolidated Financial Statements................................  F-1

                             AVAILABLE INFORMATION

  E.I. du Pont de Nemours and Company ("DuPont" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained from the Public Reference Section of the Commission at prescribed rates at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the New York Stock Exchange (Symbol: DD), and reports and information concerning the Company can be inspected at such exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Act") with respect to the shares of Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:
(i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, including the 1995 Proxy Statement for the Annual Meeting of Shareholders dated March 17, 1995, as amended by the Proxy Supplement dated April 13, 1995;
(ii) the Company's Current Reports on Form 8-K dated April 7, 1995 (as amended) and January 25, 1995; and (iii) the Company's Registration of Common Stock on Form 8-A.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the Offerings shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Capital Markets, DuPont Finance, E. I. du Pont de Nemours and Company, 1007 Market Street, Wilmington, Delaware 19898, or telephone (302) 774-1000.

                             SUBSCRIPTION AND SALE

  The institutions named below (the "Managers") have, pursuant to a
Subscription Agreement dated       , 1995 (the "Subscription Agreement"),
severally and not jointly, agreed with the Company to subscribe and pay for the following respective numbers of International Shares as set forth opposite their names:

                                                                    NUMBER OF
                                                                  INTERNATIONAL
      MANAGER                                                        SHARES
      -------                                                     -------------
CS First Boston Limited..........................................
Merrill Lynch International Limited..............................
Morgan Stanley & Co. International...............................
                                                                    ---------
        Total....................................................   3,400,000
                                                                    =========

  The Subscription Agreement provides that the obligations of the Managers are such that, subject to certain conditions precedent, the Managers will be obligated to purchase all the International Shares offered hereby if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of non-defaulting Managers may be increased or the Subscription Agreement may be terminated.

  The Company has entered into an Underwriting Agreement (the "Underwriting Agreement") with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

  The Company has granted to the Managers and the U.S. Underwriters an option, exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 2,550,000 additional shares at the public offering price, less the underwriting discounts and commission, all as set forth on the cover page of this Prospectus. The Managers and the U.S Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock offered in the Offerings. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table bears to the total number of International Shares in such table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the prospectus relating to the U.S. Offering bears to the total number of U.S. Shares in such table.

  The Company has been advised by CS First Boston Limited, on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada initially at the public offering price set forth on the cover page of this Prospectus and, through the Managers, to certain
dealers at such price less a commission of $   per share, and the Managers may
reallow a commission of $   per share on sales to certain other dealers. After
the initial public offering, the public offering price and commission and reallowance may be changed.

  The public offering price and the aggregate underwriting discounts and commission per share for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement Between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Offerings, changes in the offering price, the aggregate underwriting discounts and commissions per share and per share commission and reallowance to dealers will be made only upon the mutual agreement of CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters, on behalf of the U.S. Underwriters.

  Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. Each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

  Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Common Stock.

  Each of the Managers and the U.S. Underwriters severally represents and agrees that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom, by means of any document, any shares of Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, either as a principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985, (ii) it has complied and will comply with all applicable provisions of the Financial

Services Act of 1986 with respect to anything done by it in relation to any shares of Common Stock in, from or otherwise involving the United Kingdom, and
(iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of any shares of Common Stock if the person is of a kind described in
Article 9(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1988 (as amended by Article 6(c) of the Financial Services Act of 1986 (Investment Advertisements) Order 1992) or is a person to whom the document may otherwise lawfully be issued or passed on.

  The Company has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, or cause to be filed with the Commission a registration statement under the Securities Act relating to, or announce any offering of, any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, except the shares of Common Stock offered in the Offerings, for a period of 180 days from the date hereof without the prior written consent of CS First Boston Corporation, as a representative of the U.S. Underwriters; provided however, that the Company may (i) issue Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock pursuant to the terms of any securities outstanding on the date hereof or other obligations binding upon the Company and in effect on the date hereof, (ii) sell shares of Common Stock to the Flexitrust Program and register such Common Stock and, beginning no sooner than 60 days after the closing of the Offerings, distribute or sell such Common Stock from the Flexitrust Program, and (iii) sell such shares of Common Stock to the DuPont Pension Trust Fund and register such Common Stock. Such restrictions would not apply to shares of DuPont's Common Stock offered by the Company as consideration for a merger or other stock-based acquisition, should such a transaction occur.

  The Company has agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Managers and the US. Underwriters may be required to make in respect thereof.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an itemized statement of the expenses (all but the SEC Registration fees are estimates) in connection with the issuance of the shares of Common Stock being registered hereunder.

     SEC Registration fees............................................ $417,547
     Blue Sky fees and expenses....................................... $ 25,000
     Printing and engraving expenses.................................. $100,000
     Accounting fees and expenses..................................... $ 50,000
     Stock exchange listing fees...................................... $ 35,000
     Miscellaneous.................................................... $275,453
                                                                       --------
       Total.......................................................... $903,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Certificate of Incorporation and Bylaws of DuPont provide for the indemnification of each director and officer of DuPont in connection with any claim, action, suit or proceeding brought or threatened by reason of his or her position with DuPont. In addition, the General Corporation Law of the State of Delaware ("Delaware Law") permits DuPont to indemnify its directors, officers and others against judgments, fines, amounts paid in settlement and attorneys' fees resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified in the Delaware Law.

  The Company's directors and officers, are, in addition, insured against loss arising from any claim against them or a wrongful act or omission with certain exceptions and limitations.

ITEM 16. EXHIBITS.

  Each of the following Exhibits is filed or incorporated by reference in this Registration Statement.

   EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBIT
   -------                        ----------------------
     1.1   Form of U.S. Underwriting Agreement*
     1.2   Form of Subscription Agreement*
     3.1   Certificate of Incorporation of the Registrant, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended
           December 31, 1994, and incorporated herein by reference
     3.2   By-laws of the Registrant, filed as an exhibit to the Registrant's
           Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference
    12     Computation of Ratio of Earnings to Fixed Charges
    23.1   Consent of Price Waterhouse LLP

- --------
 * To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON A FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WILMINGTON, STATE OF DELAWARE ON THE 17TH DAY OF APRIL, 1995.

                                          E. I. du Pont de Nemours and Company

                                                   /s/ Charles L. Henry
                                          By: _________________________________
                                                     CHARLES L. HENRY
                                               SENIOR VICE-PRESIDENT--DUPONT
                                                          FINANCE
                                            PRINCIPAL FINANCIAL AND ACCOUNTING
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON APRIL 17, 1995 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                                       ++++++
    E. S. Woolard, Jr.      Chairman and    +
                              Director      +
                             (Principal     +
                             Executive      +
                              Officer)      +
                                            +
    J. A. Krol           Vice Chairman and  +             /s/ C. L. Henry
                              Director      +       By: _______________________
                                            +               C. L. HENRY
    C. S. Nicandros      Vice Chairman and  +         SENIOR VICE PRESIDENT--
                              Director      +             DUPONT FINANCE
                                            +          (PRINCIPAL FINANCIAL
    P. N. Barnevik            Director      ++        AND ACCOUNTING OFFICER
    A. F. Brimmer             Director      +          AND ATTORNEY-IN-FACT
    L. C. Duemling            Director      +       FOR BRACKETED INDIVIDUALS)
    E. B. du Pont             Director      +
    M. P. MacKimm             Director      +
    H. R. Sharp, III          Director      +
    C. M. Vest                Director      +
                                            +
                                            +             /s/ H. J. Rudge
  Original powers of attorney authorizing   +       By: ______________________
C. L. Henry and H. J. Rudge, jointly, to    +               H. J. RUDGE
sign the registration statement and         +            SENIOR VICE PRESIDENT
amendments thereto on behalf of the above-  +             AND GENERAL COUNSEL
named directors and officers are filed with +           (ATTORNEY-IN-FACT FOR
the Registration Statement.                 +           BRACKETED INDIVIDUALS)
                                       ++++++